UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C., 20549

SCHEDULE 14A
(RULE 14a-101)

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SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
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ESCO TECHNOLOGIES INC.

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ESCO TECHNOLOGIES INC.

9900A Clayton Road, St. Louis, Missouri 63124

NOTICE AND PROXY STATEMENT

FOR THE 2016 ANNUAL MEETING OF SHAREHOLDERS

OF ESCO TECHNOLOGIES INC.

St. Louis, Missouri

December 15, 2015

TO THE SHAREHOLDERS OF ESCO TECHNOLOGIES INC.:

The 2016 Annual Meeting of the Shareholders of ESCO Technologies Inc. will be held on Thursday, February 4, 2016 at the headquarters of ETS-Lindgren Inc., a subsidiary of the Company, located at 1301 Arrow Point Drive, Cedar Park, Texas 78613, beginning at 10:30 a.m. Central Time, for the following purposes:

1.	To elect Leon J. Olivier, Victor L. Richey and James M. Stolze as directors of the Company to serve for three-year terms expiring in 2019;

2.	To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending September 30, 2016;

3.	To cast an advisory vote to approve the compensation of the Company’s executive officers; and

4.	To vote on a shareholder proposal relating to sustainability reporting, if properly presented at the Meeting.

Your Board of Directors recommends that you vote “FOR” proposals 1, 2 and 3, and “AGAINST” proposal 4.

Shareholders of record at the close of business on December 4, 2015 are entitled to vote at the Meeting.

Information about each of the above Proposals, as well as additional relevant information concerning the Company, is set forth in the accompanying Proxy Statement and in the Company’s 2015 Annual Report to Shareholders. Instructions for voting, as well as for receiving a paper copy of the proxy materials, are set forth in the “Important Notice Regarding the Availability of Proxy Materials” for the Meeting sent to all shareholders entitled to vote at the Meeting beginning on or about December 15, 2015.

Thank you for your ongoing support.

ESCO Technologies Inc.

By:
Victor L. Richey
Chairman, Chief Executive Officer and President

Alyson S. Barclay
Secretary

Even though you may plan to attend the Meeting in person, please vote electronically via the Internet at www.investorvote.com/ESE or by telephone within the United States, U.S. territories or Canada at 1-800-652-VOTE (8683), or if you requested paper or e-mail copies of the proxy materials, please complete, sign, date and return the proxy card.

PROXY STATEMENT

This Proxy Statement is being furnished by ESCO Technologies Inc. (the “Company”) in connection with the solicitation of proxies for the Company’s 2016 Annual Meeting of Shareholders (the “Meeting”). The Meeting will be held on Thursday, February 4, 2016 at the headquarters of ETS-Lindgren Inc., a subsidiary of the Company, located at 1301 Arrow Point Drive, Cedar Park, Texas 78613, beginning at 10:30 a.m. Central Time, for the purposes set forth in the Notice of Annual Meeting above.

A Notice of the Meeting and of the availability of this Proxy Statement and related materials was first sent on or about December 15, 2015 to all persons who held shares of the Company’s common stock (hereafter, “shares”) as of the close of business on December 4, 2015, the record date for determining the persons entitled to vote at the Meeting. These persons are referred to in this Proxy Statement as the “Shareholders.” As of the record date, there were 25,820,250 shares outstanding and entitled to be voted at the Meeting.

This proxy solicitation is being made by the Board of Directors of the Company by mail and via the Internet. Proxies may also be solicited by telephone, e-mail or fax by directors, officers or regular employees of the Company. The expenses of this solicitation will be paid by the Company.

Whether or not you expect to be present in person at the Meeting, please vote in advance using one of the voting methods described in the “Important Notice Regarding the Availability of Proxy Materials” sent to the Shareholders beginning on or about December 15, 2015, which contained instructions on how to access the proxy materials and vote electronically via the Internet, by telephone, by mail, or in person. That Notice also contained instructions on how to request a paper or e-mail copy of the proxy materials, including the Company’s 2015 Annual Report to Shareholders, this Proxy Statement, and a proxy card. The 2015 Annual Report to Shareholders and this Proxy Statement are also available for review at www.escotechnologies.com.

In voting, you have several choices:

•	You may vote on each proposal, by proxy or by voting in person or via the Internet or by telephone, in which case your shares will be voted in accordance with your choices.

•	You may abstain from voting on any one or more proposals, or withhold authority to vote for any one or more directors, which will have the effect described under the description of that proposal.

•	You may return a properly executed proxy form without indicating your preferences, in which case the proxies will vote the shares as follows: (1) FOR election of the directors nominated by the Board of Directors, (2) FOR ratifying the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2016, (3) FOR the advisory approval of executive compensation, and (4) AGAINST the shareholder proposal relating to sustainability reporting.

You will have the right to revoke your proxy at any time before it is voted by giving written notice of revocation to the Secretary of the Company, or by duly executing and delivering a proxy bearing a later date, or by attending the Meeting and casting a contrary vote in person.

*     *     *     *     *

ITEMS TO BE VOTED ON AT THE MEETING

PROPOSAL 1: ELECTION OF DIRECTORS

The Board of Directors recommends a vote FOR the election of Leon J. Olivier, Victor L. Richey and James M. Stolze as directors of the Company.

The Company's Bylaws provide that the number of directors shall not be less than three nor greater than ten, with the exact number to be determined from time to time by majority vote of the Board of Directors. In accordance with this provision, the Board has fixed the authorized number of directors at eight.

The Board is divided into three classes, with the terms of office of each class ending in successive years. The terms of directors Leon J. Olivier, Victor L. Richey and James M. Stolze will expire at the Meeting, and each has been nominated to serve for three-year terms expiring at the 2019 Annual Meeting.

If elected, each of the nominees would serve until the expiration of his term and until his successor has been elected and qualified. Proxies cannot be voted for more than three nominees. Should any one or more of the nominees become unable or unwilling to serve (which is not expected), the proxies unless marked to the contrary will be voted for such other person or persons as the Board may recommend.

Certain information with respect to these nominees and the other directors whose terms of office will continue after the Meeting is set forth below, including each director’s business experience, directorships at other public companies during at least the past five years, and the specific experience, qualifications, attributes and skills which, among other reasons, have led the Board to conclude that such person is qualified to serve as a director.

Further information about the Board of Directors and its committees is set forth in the section captioned “Corporate Governance Information” beginning on page 11.

Nominees for Terms Ending in 2019

Leon J. Olivier	Age 67; Director since 2014

Mr. Olivier’s over 40 years of utility industry experience, including his extensive experience in senior leadership and management roles, makes him well qualified to serve on the Board of Directors and to assist in guiding strategy at the highest levels.

Principal Occupation and Business Experience: Mr. Olivier has been the Executive Vice President of Enterprise Energy Strategy and Business Development of Eversource Energy (formerly Northeast Utilities), headquartered in Boston, Massachusetts, since August 2014, and served as its Executive Vice President and Chief Operating Officer from 2007 to 2014. Eversource Energy is a public utility holding company engaged in the generation, transmission and distribution of electricity, and the distribution of natural gas, to customers in Connecticut, Massachusetts and New Hampshire. Mr. Olivier has over 40 years of utility industry experience.

Public Company Directorships: Mr. Olivier currently serves on the Company’s Board of Directors.

Other Experience and Education: Mr. Olivier has a Master of Business Administration degree from Northeastern University. He served in the United States Navy from 1966 to 1969 working for the Navy’s Special Forces Nuclear Submarine fleet. Mr. Olivier currently serves as a director of Essex Financial Services, Essex, Connecticut, The Bushnell Performing Arts Center, Hartford, Connecticut, and the New England Air Museum.

Victor L. Richey	Age 58; Director since 2002

Mr. Richey’s current position as Chief Executive Officer as well as his previous positions of ever-increasing responsibilities with the Company during his many years of service make him uniquely qualified to provide the Board of Directors with valuable insights and perspectives concerning all areas of the Company’s business.

Principal Occupation and Business Experience: Mr. Richey has been the Chairman and Chief Executive Officer of the Company since 2003 and its President since 2006. He joined the Company in 1990 and previously served in a number of positions including Vice President of Sales and Marketing for one of the Company’s former divisions; Vice President of Administration; Vice President responsible for the Company’s Communications and Test segments; and President and Chief Operating Officer.

Public Company Directorships: In addition to serving on the Company’s Board of Directors, Mr. Richey is a director of Nordson Corporation, a leader in precision dispensing equipment for applying industrial liquid and powder coatings, adhesives and sealants to numerous consumer and industrial products during manufacturing operations, where he serves as a member of the Human Resources and Compensation Committee and as Chairman of the Nominating and Corporate Governance Committee.

Other Experience and Education: Prior to joining the Company, Mr. Richey was employed by Emerson Electric Co., an international technology and engineering provider of process management, network power, industrial automation, climate technologies, and commercial and residential solutions, in a variety of roles in the Electronics and Space Division. He previously served in the United States Army as a Military Intelligence Officer. Mr. Richey has a Bachelor of Arts degree from Western Kentucky University and a Master of Business Administration degree from Washington University in St. Louis, Missouri.

James M. Stolze	Age 72; Director since 1999

Mr. Stolze’s experience in the accounting profession as well as his experience in corporate finance and treasury matters and domestic and foreign manufacturing enables Mr. Stolze to provide valuable advice and direction. As Chairman of the Audit and Finance Committee of the Company’s Board of Directors and its designated financial expert, Mr. Stolze adds significant value to the Company’s goals of maintaining a strong balance sheet and fulfilling its financial reporting obligations, accurately and transparently.

Principal Occupation and Business Experience: Mr. Stolze has served as the Chief Financial Officer of two public companies: he was Vice President and Chief Financial Officer of Stereotaxis, Inc., a manufacturer of medical instruments, from May 2004 until his retirement in December 2009, and the Executive Vice President and Chief Financial Officer of MEMC Electronic Materials Inc. (now SunEdison Inc.) from June 1995 to December 2003. Prior thereto he served as an Audit Partner for KPMG LLP.

Public Company Directorships: Mr. Stolze currently serves on the Company’s Board of Directors.

Other Experience and Education: Mr. Stolze is a member of the Board of Directors and Chairman of the Audit Committee of ISTO Technologies, Inc., an orthobiologics company; and a member of the Board of Trustees of Maryville University, St. Louis, Missouri and a member of that Board’s Enrollment and Student Life Committee. Mr. Stolze received a Bachelor of Science degree in Mechanical Engineering from the University of Notre Dame and a Master of Business Administration degree from the University of Michigan. He holds a Certified Public Accountant (CPA) license from the State of Missouri.

Directors Continuing in Office

Vinod M. Khilnani (Term expires 2017)	Age 63; Director since 2014

As a former public company executive, Mr. Khilnani brings to the Board of Directors a wealth of management experience and business knowledge regarding operational, financial and corporate governance issues, as well as extensive international experience with global operations.

Principal Occupation and Business Experience: Mr. Khilnani is the retired Executive Chairman of the Board of Directors of CTS Corporation, Elkhart, Indiana, which designs, manufacturers, and sells electronic components and sensors primarily to original equipment manufacturers worldwide. He joined CTS in May 2001 as Senior Vice President and Chief Financial Officer; in July 2007, he became President and Chief Executive Officer, in 2009 he was also elected as Chairman of the Board, and from January 2013 until his retirement in May 2013 he served as Executive Chairman. Mr. Khilnani has over 35 years of experience in the electronics, aerospace and commercial manufacturing industries, including extensive experience in mergers and acquisitions and international business development in Asia and Europe as well as North America.

Public Company Directorships: In addition to serving on the Company’s Board of Directors, Mr. Khilnani is a director (since 2009) of Materion Corporation, where he serves as Chairman of the Compensation Committee and a member of the Nominating and Governance Committee; a director (since April 2013) of 1st Source Corporation, where he serves as Chairman of the Audit Committee; and a director (since October 2014) of Gibraltar Industries, Inc., where he serves as a member of the Nominating and Corporate Governance Committee and the Compensation Committee.

Other Experience and Education: Mr. Khilnani holds a Master of Business Administration degree from the University of New York at Albany, and a Bachelor of Arts degree in Business Administration from Delhi University. He also qualifies as an audit committee financial expert under SEC guidelines.

Gary E. Muenster (Term expires 2018)	Age 55; Director since 2011

Mr. Muenster’s current position as Chief Financial Officer as well as his other financial and operational responsibilities during his long period of service with the Company make him uniquely qualified to provide the Board of Directors with valuable insights into the Company’s financial position and business opportunities.

Principal Occupation and Business Experience: Mr. Muenster has been the Chief Financial Officer of the Company since 2002. He has been the Executive Vice President of the Company since February 2008, and was Senior Vice President from October 2005 to February 2008. Over the past 20 years, Mr. Muenster has served in a number of senior financial management positions with the Company with increasing responsibilities. Prior to joining the Company, Mr. Muenster was employed by one of the world’s largest international certified public accounting firms, KPMG LLP. In this role, Mr. Muenster served as Client Manager, auditing and providing financial, accounting and Securities and Exchange Commission compliance services to several of St. Louis’ largest publicly-traded global manufacturing companies, including Emerson Electric Co.

Public Company Directorships: Mr. Muenster currently serves on the Company’s Board of Directors.

Other Experience and Education: Mr. Muenster received a Bachelor of Science degree in Accounting from St. Louis University, and has been a licensed CPA.

Robert J. Phillippy (Term expires 2017)	Age 55; Director since 2014

Along with his current experience as chief executive officer of a publicly-held technology company, Mr. Phillippy brings to the Board of Directors extensive experience in mergers and acquisitions as well as in new product innovation and international business development.

Principal Occupation and Business Experience: Mr. Phillippy has been President and Chief Executive Officer of Newport Corporation since September 2007, after serving in various management and executive positions with Newport since 1996; he also holds and has held various executive positions and directorships with a number of its subsidiaries. Newport Corporation develops, manufactures and supplies lasers, optics and photonics technologies, products and systems for scientific research, microelectronics, defense and security, life and health sciences and industrial markets worldwide.

Public Company Directorships: In addition to his current service on the Company’s Board of Directors, Mr. Phillippy has been a director of Newport Corporation since 2007.

Other Experience and Education: Mr. Phillippy holds a Master of Business Administration degree from Northwestern University – Kellogg School of Management. In addition, he holds a Bachelor of Science degree in Electrical Engineering from the University of Texas at Austin. He has over 30 years of experience in technology-related industries, including various sales and marketing management positions at Square D Company, an electrical equipment manufacturer, from 1984 to 1996.

Larry W. Solley (Term expires 2017)	Age 73; Director since 1999

Mr. Solley’s prior experience in acquisitions, international executive management, strategic planning and in sales and marketing with Emerson Electric and Fisher Controls, both large, complex, multinational corporations, as well as his engineering and domestic and foreign manufacturing experience, enable him to provide valuable insight to Board deliberations and valuable guidance to the Company.

Principal Occupation and Business Experience: Mr. Solley retired in 2002 as an Executive Vice President of the Process Management Business Group of Emerson Electric Co., an international technology and engineering provider of process management, network power, industrial automation, climate technologies, and commercial and residential solutions. He was responsible for certain product line acquisitions and their worldwide integration into the Process Management Group, and for development of new international manufacturing facilities for the Group. Mr. Solley was previously Chairman, President and Chief Executive Officer of Fisher Controls International Inc., prior to which he held a number of other positions with Fisher Controls including Vice President Strategic Planning, Vice President Marketing and Sales, and Group Vice President. Prior to his positions at Emerson Electric and Fisher Controls, he held a number of engineering and manufacturing positions within Monsanto Agricultural Chemical Company.

Public Company Directorships: Mr. Solley currently serves on the Company’s Board of Directors.

Other Experience and Education: Mr. Solley serves on the Board of Directors of Bourns Inc., a manufacturer and supplier of sophisticated electronic components. He received a Bachelor of Science degree in Chemical Engineering from Louisiana Tech University and engaged in post graduate studies at Loyola University in New Orleans and the Institut Européen d'Administration des Affaires (INSEAD) in Fontainebleau, France. He has also served as President and Chairman of the Valve Manufacturers Association.

Donald C. Trauscht (Term expires 2018)	Age 82; Director since 1991

Mr. Trauscht’s prior service as Chief Executive Officer of Borg Warner Corporation along with his extensive experience as a Board Member and Committee Chair at a number of publicly-held companies enable him to provide valuable advice and direction to the Company in all areas, particularly those involving corporate governance, acquisitions, divestitures and capital spending. His background and experience make Mr. Trauscht uniquely qualified to discharge his duties as the Company’s Lead Director.

Principal Occupation and Business Experience: Mr. Trauscht currently serves as Chairman of BW Capital Corporation, a private investment company. He previously served as Chairman, President and Chief Executive Officer of Borg Warner Corporation; President of Langevin Company; and President of Scientific Management Corp.

Public Company Directorships: In addition to serving on the Company’s Board of Directors, Mr. Trauscht is currently a director of Scorpio Tankers Inc., a world-wide provider of marine transportation of petroleum products where he serves as Lead Director, Chairman of the Governance and Compensation committees and a member of the Audit Committee.

Other Experience and Education: Mr. Trauscht currently serves on the Board of Directors of Bourns, Inc., a manufacturer and supplier of sophisticated electronic components. He previously served on the Boards of Directors of Global Motor Sports Group Inc. and a number of publicly-traded companies, including Baker Hughes Inc., Borg Warner Corporation, Blue Bird Corporation, Cordant Technologies Inc., Wynn International Inc., IES Corporation, IMO Industries Inc. and OMI Corporation, as well as serving as Chairman of a number of Board committees of these companies, including Compensation, Finance, Governance and Audit. Mr. Trauscht has served as a trustee of a number of civic, professional and charitable organizations including the Oak Brook, Illinois School District; Illinois Literacy Foundation; and the Museum of Science and Industry in Chicago, Illinois.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors recommends a vote FOR ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for its 2016 fiscal year.

The Audit and Finance Committee of the Board of Directors has appointed KPMG LLP, an independent registered public accounting firm, as independent public accountants of the Company for the fiscal year ending September 30, 2016.

Although the appointment of KPMG LLP is not required to be submitted to a vote of the Shareholders, the Board of Directors believes it is appropriate to request that the Shareholders ratify the appointment. If the Shareholders do not ratify this appointment, the Committee will investigate the reasons for the rejection and will reconsider the appointment.

KPMG LLP or its predecessor firms have served as the independent public accountants of the Company since its incorporation in 1990. A representative of KPMG LLP is expected to be present at the Meeting with the opportunity to make a statement and respond to appropriate questions from Shareholders.

Information about the fiscal 2015 audit, the Committee’s policies relating to the approval of audit and permitted non-audit services performed by KPMG LLP, and the fees paid to KPMG LLP by the Company, are set forth under “Audit-Related Matters” beginning on page 37. The Company’s audited financial statements are included in the 2015 Annual Report to Shareholders.

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board of Directors recommends a vote FOR approval of the compensation of the Company’s executive officers as disclosed in this Proxy Statement.

Pursuant to Section 14A of the Securities Exchange Act of 1934, the Board of Directors is again soliciting an advisory (non-binding) Shareholder vote to approve the compensation of the Company’s executive officers (also referred to herein as the “named executive officers”) as described in this Proxy Statement (commonly referred to as “Say-on-Pay”). In accordance with the results of the vote we conducted at the 2011 Annual Meeting on the frequency of Say-on-Pay votes, we plan to present a Say-on-Pay vote every year. At the 2015 Annual Meeting, over 90% of the votes represented at the meeting were cast in support of the Company’s executive compensation program.

The Board of Directors strongly endorses the Company’s executive compensation program and recommends that the Shareholders vote in favor of the following Resolution:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers as disclosed in the Company’s Proxy Statement for the Annual Meeting of Shareholders to be held in 2016 pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and narrative disclosure.”

This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers as described in this Proxy Statement. Although the vote is non-binding, the Board of Directors and its Human Resources and Compensation Committee value the opinions of the Shareholders, and to the extent there is a significant vote against the above resolution the Company will consider the Shareholders’ concerns and the Committee will evaluate whether any actions are necessary to address those concerns.

The Company’s executive compensation program is designed to attract, motivate, and retain its executive officers, who are critical to the Company’s success. The Human Resources and Compensation Committee reviews the compensation program at least annually to ensure that it achieves the desired goals of aligning the Company’s executive compensation structure with shareholders’ interests and current market practices. Based on its latest review, the Committee did not make any substantial changes to the structure of the program for fiscal 2016.

The Committee believes that the program constitutes a balanced, competitive approach to compensation that supports its compensation objectives through performance based compensation that aligns the interests of executives with those of the Company’s shareholders. Below are some key features of the compensation program, which is described in detail in the Compensation Discussion and Analysis section below:

•	A significant part of the Company’s executive compensation is at-risk and performance-based, including annual cash incentives, which closely link pay to financial results and provide for variability through lower compensation in times of poor performance and higher compensation in times of strong performance. For fiscal 2015, the Committee determined that the performance criteria for the two cash incentive plans should be equally divided between the Incentive Compensation Plan, focused on earnings per share as the performance measure, and the Performance Compensation Plan, focused on the three operational/financial measures of cash flow, entered orders and ROIC, as defined under “Cash Incentive Plans” below.

•	The Company provides a significant part of executive compensation as long-term equity incentives in the form of performance-accelerated restricted shares, which are based on the Company’s stock performance and cannot be distributed earlier than 3½ years after the award.

•	In 2010, the Committee adopted a clawback policy for equity and incentive compensation and previously included recoupment, non-compete and clawback provisions in certain awards.

•	The Company has significant executive stock ownership guidelines, amounting to five times total cash compensation (base salary and annual cash incentive target) for the CEO and three times total cash compensation for the other executive officers.

•	The Company’s change of control severance plan utilizes a “double trigger” and its employment agreements provide for the protection of confidential information and post-termination consulting.

Shareholders are encouraged to review the section captioned “Executive Compensation Information” beginning on page 18. This section provides details about the Company’s executive compensation program as well as specific information about the compensation of the named executive officers, and includes the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and narrative disclosure referred to in the proposed Resolution.

PROPOSAL 4: VOTE ON SHAREHOLDER PROPOSAL RELATING TO SUSTAINABILITY REPORTING

The Board of Directors recommends a vote AGAINST the following shareholder proposal.

A shareholder of the Company, Walden Asset Management (“Walden”), a division of Boston Trust & Investment Management Company, One Beacon Street, Boston, Massachusetts 02108, filed a notice with the Company that it intends to propose the resolution set forth below for a vote at the Meeting. The proposal was co-filed by four other shareholders, The Christopher Reynolds Foundation, The Park Foundation Inc., The Swift Foundation, and The Wallace Global Fund. At the time the notice was filed, the proponents held collectively approximately 65,925 shares, which is approximately 3/10 of 1% of the Company’s outstanding shares. The Company will provide the addresses and exact numbers of voting shares held by each of the proponents to any Shareholder promptly upon receipt of an oral or written request.

The Board of Directors has concluded that it cannot support the proposal for the reasons set forth in the “Board of Directors’ Statement in Opposition to Shareholder Proposal,” below.

Shareholder Proposal

SUSTAINABILITY REPORTING

RESOLVED

Shareholders request that ESCO Technologies issue a report describing the company’s present policies, performance, and improvement targets related to key environmental, social and governance (ESG) risks and opportunities, including greenhouse gas (GHG) emissions reduction goals. The report should be available by year end 2016, prepared at reasonable cost, omitting proprietary information.

SUPPORTING STATEMENT

We believe tracking and reporting ESG practices strengthens a company’s ability to compete in today’s global business environment, which is characterized by finite natural resources, changing legislation, and heightened public expectations for corporate accountability. Reporting also helps companies gain strategic value from existing sustainability efforts, identify gaps and opportunities, develop company-wide communications, and recruit and retain employees.

Support for the practice of sustainability reporting continues to gain momentum:

•	In 2013, KPMG found that of 4,100 global companies 71% had ESG reports.

•	The United Nations Principles for Responsible Investment has approximately 1,400 signatories with $59 trillion in assets under management. These members routinely use ESG information when analyzing the risks and opportunities associated with existing and potential investments.

•	CDP (formerly the Carbon Disclosure Project), representing 822 institutional investors globally with approximately $95 trillion in assets, calls for company disclosure on GHG emissions and climate change management programs. 70% of the S&P 500 now report to CDP.

Currently, ESCO Technologies does not report on its sustainability efforts nor disclose GHG data.

Climate change is one of the most financially significant environmental issues currently facing ESCO Technologies’ investors and customers. Additionally, investors increasingly request detailed ESG performance metrics, including data on occupational safety and health, waste, water usage, hazardous releases, energy efficiency, and product and operations related environmental impacts and goals by which to judge the company’s performance and management of these issues. This information helps investors to fully analyze the risks and opportunities associated with their investments.

As shareholders, we believe it is not prudent to disregard the above indicators, which can pose significant regulatory, legal, reputational and financial risk to the company and its shareholders.

In contrast, competitors like Pall Corporation, Danaher Corp, Itron Inc. offer shareholders important information through comprehensive sustainability reports and by responding to CDP.

By not reporting, ESCO is missing an opportunity to communicate with its shareholders about the company’s strategy to manage these potentially material factors. Accordingly, the company appears to be lagging its larger peers with regard to ESG-related risk management. ESCO may also be failing to recognize and act on ESG-related opportunities that its larger peers are actively recognizing.

Last year 28% of shares (excluding abstentions) voted in favor of this resolution, a substantial level of support that management should not ignore.

We recommend that the report include a company-wide review of policies, practices and metrics related to ESG performance. The Global Reporting Initiative (GRI) index could be a helpful checklist for guidance. The GRI Guidelines are the most widely used reporting framework, enabling companies to focus on their most important ESG issues.

Board of Directors’ Statement in Opposition to Shareholder Proposal

This proposal is very similar to one which some of the same proponents have made for the past two years; and the Board of Directors again recommends, as it has done in prior years, that the shareholders vote against this proposal. The Board continues to believe that preparing a sustainability report would be an unnecessary and imprudent use of the Company’s resources. Although we acknowledge the importance of conducting business in an ethical and socially responsible manner, and taking into account social, environmental and governance considerations, we are convinced that the nature and diversity of the Company’s business is such that a formal report as suggested by the proponents would be of little value to our shareholders and would not justify its considerable cost.

The widely differing nature of our various lines of business means that in most cases, the elements of an ESG report would not be equally applicable to our various individual subsidiaries, and therefore such a report would not provide a meaningful picture of that element’s applicability or importance to the Company as a whole. For example, not only does the Company as a whole generate very little hazardous waste and few greenhouse gas emissions, but a number of our subsidiaries that do generate such waste or emissions are located in a single state, California, which already heavily regulates emissions and waste streams. We question whether providing further quantitative information to shareholders about those specific factors would provide more meaningful information about the Company’s hazardous waste or emissions generation.

This does not mean that the Company is opposed to sustainability practices; to the contrary, as we noted last year, the Company has a long history of dedication to responsible corporate citizenship, social responsibility, and good governance practices:

•	We have always been committed to ethical business practices and to compliance with the law in all aspects of our business, as stated in our Code of Business Conduct and Ethics, Code of Ethics for Senior Financial Officers and Vendor Code of Conduct, all of which are posted on our website.

•	Our subsidiaries are conscious of their impacts on the environment. Although the nature of their business is such that they do not consume large amounts of natural resources or energy, they have nevertheless adopted and continue to adopt environmentally-friendly practices such as using motion-activated and high-efficiency lighting, timing electrical usage to avoid peak demand hours, and replacing power generators and HVAC units with newer, more energy-efficient models. Our PTI Technologies subsidiary has recently contracted for the installation of a 950-kilowatt carport and rooftop solar power generation system at its California facility which is expected to produce over 1.4 million kilowatt-hours of electricity over the first year. Of course, these actions are not only good for the environment, they generate cost savings.

•	Although our manufacturing operations generate very little hazardous waste and few greenhouse gases or other emissions, we strive to reduce emissions where applicable, and PTI Technologies voluntarily reports its carbon and greenhouse gas footprints through The Climate Registry.

•	In addition, we strive for ways to reduce our waste stream. Our facilities routinely recycle a wide variety of materials from office paper and plastic to scrap metal from manufacturing.

•	We also strive to be a good corporate citizen of the communities we serve. Our subsidiaries are able to recommend local charities to receive funds through the ESCO Foundation, and employees at our various operations are encouraged to be involved in local charitable work and community events. Our facilities recruit and hire primarily within their local areas, and obtain their supplies from local vendors where possible.

The types of information the proponents seek to have included in the report cover widely differing subjects which go far beyond the traditional understanding of “sustainability” as a question of conservation of natural resources. For example, the proponents also request that the report include information about occupational safety and health, vendor and labor standards. While these are issues which a responsible company should consider – and which ESCO does consider – they are totally separate from environmental and governance issues and involve a totally different set of reporting metrics.

Even in the case of those categories and topics which do apply to the Company, the Company would need to investigate, quantify and report on each of them in a consistent manner using specified methodologies and procedures. Preparing a comprehensive ESG report would therefore require extensive and detailed technical analyses, requiring substantial and unreasonable amounts of Company funds and employee time and very likely the employment of consultants with specialized expertise, diverting our valuable resources from where they are most needed. Shareholders should note that the companies cited as examples by the proponents are many times larger than we are, with greater financial resources to engage in such a project.

In fact, the proponents admit that their goal is not simply the report itself but transparency into the Company’s operations in wide ranging areas. They express concern that the Company may be failing to recognize ESG-related opportunities and may be disregarding ESG indicators which could pose significant risks to the Company. As noted above, the Board is not disregarding ESG concerns at all, but it does dispute that the type of report desired by the proponents would materially enhance the Board’s or the Company’s ability to address them. As directors, we are well aware of the need to manage these risks; but we do not agree that providing the shareholders with a costly report of limited value is necessary to manage these risks or to confirm that the Board is doing so.

In conclusion, we believe that our existing corporate practices – including programs and activities to ensure compliance with legal requirements, concern for the environment and corporate social responsibility – adequately address the concerns raised by the proposal, and would not provide a meaningful benefit to our shareholders, employees or communities which would justify its considerable cost.

Accordingly, the Board of Directors recommends that the shareholders vote AGAINST Proposal 4.

OTHER MATTERS

Management is not aware of any other matters that will be presented at the Meeting. However, if any other proposal is properly presented for a vote at the Meeting, other than the election of directors and the other proposals described in this Proxy Statement, the proxy holders will vote on it in their own discretion.

REQUIRED VOTE

At the Meeting, the Shareholders will be entitled to cast one vote for each share held by them of record on the record date. There is no cumulative voting with respect to the election of directors. The affirmative vote of the holders of a majority of the shares represented in person or by proxy at the Meeting is required to elect directors, to approve each of the individual proposals described in this Proxy Statement, and to act on any other matters properly brought before the Meeting.

Shares represented by proxies which are marked “Withhold Authority” with respect to the election of any one or more nominees for election as directors, marked “Abstain” on any one or more of the other individual proposals described in this Proxy Statement, or marked to deny discretionary authority on any other matters brought before the Meeting will be counted for the purpose of determining the number of shares represented by proxy at the Meeting; but proxies so marked will have the same effect as if the shares represented thereby were voted against such nominee or nominees, against such proposals, or against such other matters, respectively.

Under the Rules of the New York Stock Exchange, the proposal to approve the appointment of independent auditors is considered a “discretionary” item, which means that brokerage firms may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions at least 10 days before the date of the meeting. In contrast, the election of directors, the advisory vote on executive compensation and the vote on the shareholder proposal on sustainability reporting are “non-discretionary” items, which means that brokerage firms that have not received voting instructions from their clients on these proposals may not vote on them. These so-called “broker non-votes” will, if the underlying shares are otherwise represented at the Meeting, be considered to be present for purposes of determining a quorum, but will be treated as not entitled to vote on such matter or matters; they will therefore not be considered in determining the number of votes necessary for approval and will have no effect on the outcome of the vote for directors, the advisory vote on executive compensation or the vote on the shareholder proposal on sustainability reporting. It is important that you provide instructions to your broker if your shares are held by a broker so that your votes are counted.

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CORPORATE GOVERNANCE INFORMATION

BOARD OF DIRECTORS

The Board of Directors consists of eight directors, divided into three classes. Information about each of the current directors is provided under “Proposal 1: Election of Directors” beginning on page 2.

Two of the directors, Victor L. Richey and Gary E. Muenster, are members of the Company’s management. The six non-management directors are Vinod M. Khilnani, Leon J. Olivier, Robert J. Phillippy, Larry W. Solley, James M. Stolze and Donald C. Trauscht. James D. Woods, a non-management director of the Company, retired from the Board on October 1, 2014. There have been no other changes in the composition of the Board since the beginning of fiscal 2015.

The Board of Directors has affirmatively determined that none of the non-management directors has, and prior to his retirement Mr. Woods did not have, any material relationship with the Company other than in his capacity as a director and shareholder, and therefore all of such directors are, and at all times during their service in fiscal 2015 were, independent as defined under the Company’s Corporate Governance Guidelines and the listing standards of the New York Stock Exchange. See also the discussion under “Related Person Transactions and Procedures,” below.

The Board of Directors held twelve meetings during fiscal 2015. All of the directors attended at least 75% of the meetings of the Board and of each of the committees on which they served which were held during their periods of service on the Board. The Company’s policy requires that all directors attend the Annual Meeting of Shareholders, except for absences due to causes beyond the reasonable control of the director. All of the directors except Mr. Woods attended the 2015 Annual Meeting, held in Westlake Village, California.

Governance Policies and Management Oversight

The Board of Directors has adopted Corporate Governance Guidelines to guide its actions, as well as a Code of Business Conduct and Ethics applicable to all of the Company’s directors, officers and employees. Additionally, the Board has adopted a Code of Ethics for Senior Financial Officers applicable to the Company’s Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Controller and persons performing similar duties. These documents are posted on the Company’s web site, www.escotechnologies.com, and a copy of any of these documents is also available in print to any Shareholder who requests it.

In adopting the Corporate Governance Guidelines, the Board established the policy that the positions of Chief Executive Officer and Chairman of the Board of Directors are to be held by the same person. Based upon its most current review of that policy, the Board continues to believe that it has served the Company well. Mr. Richey has been and continues to be Chairman of the Board and Chief Executive Officer. The Board believes that Mr. Richey is a strong leader at both the Company and the Board levels, and believes that the Chief Executive Officer, who has primary responsibility for managing the day-to-day operations of the Company, is also well positioned to provide Board leadership that is aligned with shareholder interests and the needs of the Company. Furthermore, the Board believes that having one person serving as Chairman of the Board and Chief Executive Officer enables the Company to speak with one voice, and reduces the chance of confusion about leadership roles and responsibilities.

At the same time, the Board is also very cognizant of its oversight responsibilities, and has in place structural safeguards that serve to preserve the Board’s independent oversight of management. The Board has only two management directors, with a significant majority of directors remaining independent. All of the directors are highly qualified and experienced. Additionally, all of the members of the Audit and Finance Committee, the Human Resources and Compensation Committee, and the Nominating and Corporate Governance Committee are independent directors.

Further, the Board has appointed Mr. Trauscht as Lead Director. The Lead Director chairs all meetings of the independent directors, which normally occur in conjunction with each Board meeting; provides regular input to the Chairman regarding the content of the agendas for meetings of the Board; advises the Chairman of the quality, quantity and timeliness of the information required by the Board to effectively and responsibly perform its oversight duties; and acts as liaison between the Board and the Chairman on sensitive issues. The Board believes that these safeguards have been and are effective in preserving the Board’s independent oversight of management.

The Board’s Role in Risk Oversight

The Company’s management is responsible for managing the Company’s risks on a day-to-day basis, and has adopted a comprehensive, ongoing enterprise risk management process that it uses to identify and assess Company risks. Management has identified risks in four general areas: Financial and Reporting; Legal and Compliance; Operational; and Strategic. Periodically, management advises the Board and the appropriate Board committee of the risks identified; management’s assessment of those risks at the business unit and corporate levels; its plans for the management of these identified risks or the mitigation of their effects; and the results of the implementation of those plans.

While the Board as a whole has responsibility for and is involved in the oversight of Company management’s risk management processes and controls, some of the identified risks are given further review by the Board committee most closely associated with the identified risks. For example, the Audit and Finance Committee provides additional review of the risks in the areas of accounting, liquidity, credit and tax. Similarly, the Human Resources and Compensation Committee provides additional review of risks in the area of compensation and benefits and human resource planning. The Nominating and Corporate Governance Committee devotes additional time to the review of risks associated with corporate governance, ethics and legal issues.

The Board’s leadership structure combines the positions of Chairman of the Board and Chief Executive Officer, as discussed above. This structure enables one person, who has intimate knowledge of management’s day-to-day risk management processes and controls, to ensure that the directors receive all of the information necessary to discharge their oversight role responsibly.

Succession Planning

The Human Resources and Compensation Committee of the Board conducts an annual review of the Company’s long-term succession plan for the CEO. Additionally the Board has adopted an emergency succession plan for the CEO in order to minimize the uncertainty associated with an emergency succession event.

Related Person Transactions and Procedures

In addition to ensuring that all non-management directors meet the independence standards defined by the New York Stock Exchange and set forth in the Company’s Corporate Governance Guidelines, the Company has implemented a written policy to ensure that all Company transactions in which a “Related Person” has or will have a direct or indirect interest will be at arm’s length and on terms generally available to an unaffiliated third-party under the same or similar circumstances. “Related Persons” include the Company’s directors, director nominees and executive officers, holders of 5% or more of the Company’s stock, and the immediate family members of each. The policy contains procedures requiring Related Persons to notify the Company of any such transaction and for the Nominating and Corporate Governance Committee to review the material facts of the proposed transaction and determine whether to approve or disapprove the transaction. The Committee will consider whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances. If advance Committee approval is not feasible or is not obtained, the policy requires submission of the transaction to the Committee after the fact, and the Committee is empowered to approve, ratify, amend, rescind or terminate the transaction. In such event, the Committee will also request the General Counsel to evaluate the Company’s controls and procedures to ascertain whether any changes to the policy are recommended.

The Company has developed and implemented processes and controls to obtain information about Related Person transactions for the purpose of determining, based on the facts and circumstances, whether a Related Person has a direct or indirect material interest in the transaction. Pursuant to these processes and controls, all directors and executive officers must annually complete, sign and submit a Directors’ and Officers’ Questionnaire and a Conflict of Interest Questionnaire that are designed to identify Related Person transactions and both actual and potential conflicts of interest. Additionally, 5% or more shareholders are annually requested to respond to certain questions designed to identify direct or indirect material interests by such 5% or more shareholder in any transactions with the Company.

Based on its review and processes, the Company has determined that all non-management directors are independent under the independence standards defined by the New York Stock Exchange, and that except for the matters described in the following paragraph there has been no transaction since the beginning of the Company’s last fiscal year, and there is no other currently proposed transaction, in which the Company was or is to be a participant and in which any Related Person had or will have a direct or indirect material interest.

One of the Company’s directors, Leon J. Olivier, is the Executive Vice President of Enterprise Energy Strategy and Business Development of Eversource Energy (formerly Northeast Utilities), which through its operating subsidiaries is a customer of the Company’s subsidiary Doble Engineering Company (“Doble”). Accordingly, the Board of Directors has affirmatively considered whether this relationship might affect Mr. Olivier’s independence as a director of the Company. The Board determined that Doble sells products and leases equipment to Eversource Energy, services the equipment, and provides testing services to Eversource Energy in the ordinary course of Doble’s business; that the total amount of this business was less than $775,000 during fiscal 2014 and less than $845,000 during fiscal 2015; that Mr. Olivier was not personally involved in these transactions; and that all transactions between Doble and Eversource Energy are intended to be and have been consistent with Doble’s normal commercial terms offered to its customers. Based on its review and consideration of these facts and Mr. Olivier’s oral and written representations, the Board determined that the relationship between the Company and Eversource Energy was not material, that the relationship would not affect Mr. Olivier’s independent judgment on matters affecting the Company, and that Mr. Olivier was independent under the standards of the New York Stock Exchange and the Company’s Corporate Governance Guidelines.

Communications with Directors

Interested parties desiring to communicate concerns regarding the Company to the Lead Director or to the non-management Directors as a group may direct correspondence to: Mr. Donald C. Trauscht, Lead Director, ESCO Technologies Board of Directors, ESCO Technologies Inc., 9900A Clayton Road, St. Louis, MO 63124-1186. Alternatively, interested parties who wish to communicate with an individual director or any group of directors may write to such director(s) at ESCO Technologies Inc., 9900A Clayton Road, St. Louis, MO 63124-1186, Attn: Secretary. All such letters will be forwarded promptly to the relevant director(s).

COMMITTEES

The members of the Board of Directors are appointed to various committees. The standing committees of the Board are: the Executive Committee, the Audit and Finance Committee, the Nominating and Corporate Governance Committee, and the Human Resources and Compensation Committee.

Executive Committee

The Executive Committee’s function is to exercise the full authority of the Board of Directors between Board meetings, except that the Executive Committee may not take certain specified actions which the Board of Directors has reserved for action by the whole Board.

The Executive Committee met once in fiscal 2015. Its members are Mr. Richey (Chairman) and Mr. Trauscht.

Audit and Finance Committee

The functions of the Audit and Finance Committee are generally to assist the Board of Directors in its oversight of the Company’s financial reporting process, the Company’s compliance with legal and regulatory requirements, the qualifications, independence and performance of the Company’s independent registered public accounting firm (the “Accounting Firm”), and the performance of the Company’s internal audit function. The Committee is responsible for appointing, retaining and overseeing the Accounting Firm and its performance of the annual audit; annually evaluating the qualifications, independence and prior performance of the Accounting Firm; reviewing the scope of the Accounting Firm’s work and approving its annual audit fees and any non-audit service fees; reviewing the Company’s internal controls with the Accounting Firm and the internal audit executive; reviewing with the Accounting Firm any problems it may have encountered during the annual audit; discussing Form 10-K and 10-Q reports with management and the Accounting Firm before filing; reviewing and discussing earnings press releases; discussing with management major financial risk exposures; reviewing the annual internal audit plan and associated resource allocation; and reviewing the Company's reports to shareholders with management and the Accounting Firm and receiving certain assurances from management.

The Committee is also responsible for the Audit Committee Report required to be included in this Proxy Statement pursuant to the regulations of the Securities and Exchange Commission (“SEC”). This Report is set forth under “Audit-Related Matters” beginning on page 37.

The members of the Committee are Mr. Khilnani, Mr. Phillippy, Mr. Stolze (Chairman) and Mr. Trauscht. Each member has been affirmatively determined to be an independent director, to be financially literate, and to have accounting or related financial management expertise, as defined under the Company’s Corporate Governance Guidelines and the applicable listing standards of the New York Stock Exchange. Mr. Woods also satisfied these criteria during his term of service. In addition, the Board of Directors has determined that Mr. Stolze is an “audit committee financial expert” within the meaning of Item 407(d)(5)(ii) of SEC Regulation S-K. The Committee met four times in fiscal 2015.

The Committee operates under a written charter adopted by the Board of Directors. The charter is posted on the Company’s web site, www.escotechnologies.com, under the “Corporate Governance” link, and a copy is available in print to any shareholder who requests it.

Nominating and Corporate Governance Committee

The functions of the Nominating and Corporate Governance Committee are generally to identify and recommend approval of individuals qualified to become Board members for selection to the Board; to review the composition of Board committees; to develop and recommend to the Board effective corporate governance guidelines; to review the Company’s corporate governance and compliance programs; to oversee the Company’s ethics programs; to review conflicts of interest involving Related Persons, including oversight and administration of the Company’s policy on Related Person transactions; and to lead the Board in its annual review of the Board’s performance.

The Committee has not established specific minimum qualifications that must be met by a candidate in order to be considered for nomination as a director, but requires that candidates have varied business and professional backgrounds, be persons of the highest integrity, possess sound business judgment, and possess such other skills and experience as will enable the Board to act in the long-term interests of the Company’s shareholders. The Committee may establish and utilize such other specific membership criteria as it deems appropriate from time to time in light of the Board’s need of specific skills and experience.

Although the Committee does not have a formal policy on diversity, it seeks the most qualified candidates without regard to race, color, national origin, gender, religion, disability or sexual orientation. The Committee may identify new candidates for nomination based on recommendations from Company management, employees, non-management directors, third party search firms, shareholders and other third parties. Consideration of a new candidate typically involves the Committee’s review of information pertaining to such candidate and a series of internal discussions, and may proceed to interviews with the candidate. New candidates are evaluated based on the above-described criteria in light of the specific needs of the Board and the Company at the time. Incumbent directors whose terms are set to expire are evaluated based on the above-described criteria, as well as a review of their overall past performance on the Board of Directors. The Committee has the authority to engage third party search firms to identify candidates, and in 2013 it commenced an active search for new directors and engaged the executive search and consulting firm of Heidrick & Struggles to assist the Committee in identifying and evaluating potential directors. This search resulted in the 2014 elections of Mr. Khilnani, Mr. Olivier and Mr. Phillippy as new independent directors.

The Committee will consider director candidates recommended by shareholders, and will evaluate such individuals in the same manner as other candidates proposed to the Committee. All candidates must meet the legal, regulatory and exchange requirements applicable to members of the Board of Directors. Shareholders who wish to recommend individuals for consideration as director candidates for the 2017 Annual Meeting of Shareholders should notify the Committee no later than August 31, 2016 in order to allow time for their recommendations to be considered by the Committee. Submissions are to be addressed to the Nominating and Corporate Governance Committee, c/o Alyson S. Barclay, Corporate Secretary, ESCO Technologies Inc., 9900A Clayton Road, St. Louis, MO 63124-1186, which submissions will then be forwarded to the Committee. The Committee is not obligated to nominate any such individual for election.

The members of the Committee are Mr. Olivier, Mr. Solley (Chairman) and Mr. Trauscht. Each member has been affirmatively determined to be an independent director as defined under the Company’s Corporate Governance Guidelines and the applicable listing standards of the New York Stock Exchange. The Committee met four times in fiscal 2015.

The Committee operates under a written charter adopted by the Board of Directors. The charter is posted on the Company’s web site, www.escotechnologies.com, under the “Corporate Governance” link, and a copy is available in print to any shareholder who requests it.

Human Resources and Compensation Committee

The functions of the Human Resources and Compensation Committee are generally to review and approve corporate goals and objectives relevant to compensation of the Chief Executive Officer; to evaluate the Chief Executive Officer’s performance in light of these goals and objectives; to determine the Chief Executive Officer’s compensation based upon the evaluation; to review and approve the compensation of senior officers and other key executives; to approve and evaluate incentive compensation plans, equity-based plans and other compensation plans; to review and approve benefit programs, including implementation of new programs and material changes to existing programs; to review the performance and development of, and succession planning for, Company management; to assure that executive officers and other senior executives of the Company are compensated in a manner consistent with the strategy of the Company and competitive practice; and to oversee the Company’s Charitable Contributions Program.

The Committee is also responsible for reviewing and discussing with management the Company’s annual Compensation Discussion and Analysis, and recommending its inclusion in the Company’s annual proxy statement and the Company’s Form 10-K filed with the SEC. Its Report on these matters is set forth on page 18.

The members of the Committee are Mr. Solley, Mr. Stolze and Mr. Trauscht (Chairman). Each member has been affirmatively determined to be an independent director as defined under the Company’s Corporate Governance Guidelines and the applicable listing standards of the New York Stock Exchange, including its enhanced independence standards for compensation committee members. Mr. Woods also satisfied these criteria during his term of service. The Committee met three times in fiscal 2015.

The Committee operates under a written charter adopted by the Board of Directors. The charter is posted on the Company’s web site, www.escotechnologies.com, under the “Corporate Governance” link, and a copy is available in print to any shareholder who requests it.

Compensation Committee Interlocks and Insider Participation

The only members of the Human Resources and Compensation Committee during fiscal 2015 were Mr. Solley, Mr. Stolze, Mr. Trauscht, and Mr. Woods. During their periods of service in fiscal 2015, none of these individuals (i) was an officer or employee of the Company; (ii) was formerly an officer of the Company; or (iii) had any other relationship requiring disclosure under any paragraph of Item 404 or under Item 407(e)(4) of SEC Regulation S-K. In addition, during fiscal 2015 none of the executive officers served as a member of the board of directors or compensation committee of any entity that had one or more executive officers serving as a member of the Company’s Board of Directors or its Human Resources and Compensation Committee.

DIRECTOR COMPENSATION

The many responsibilities and the substantial time commitment of being a director of a public company require that the Company provide adequate incentives for the directors’ continued performance by paying compensation commensurate with the directors’ expertise and duties. Directors who are employees of the Company do not receive any compensation for service as directors. The non-management directors are compensated pursuant to the Company’s Compensation Plan for Non-Employee Directors based upon their respective levels of Board participation and responsibilities, including service on Board committees.

Cash compensation paid to non-management directors in 2015 consisted of: an annual cash retainer of $32,500; additional annual cash retainers for the Lead Director and the Chairmen of the Audit and Finance Committee, Nominating and Corporate Governance Committee and Human Resources and Compensation Committee of $25,000, $7,000, $5,000 and $5,000, respectively; and annual fees for meetings of the Board of Directors, Audit and Finance Committee, Nominating and Corporate Governance Committee and Human Resources and Compensation Committee of $6,500, $6,000, $6,000 and $6,000, respectively. The above-mentioned cash retainers and fees are for a calendar year and are paid in January of that year, and are adjusted if necessary to reflect changes in the director’s Committee membership or responsibilities during the year. In addition, each non-management director receives a retainer of 900 shares of Company common stock at the beginning of each calendar quarter.

The Compensation Plan for Non-Employee Directors permits directors to elect to defer receipt of all of their cash compensation and/or all of their quarterly stock retainer. If deferral is elected, the deferred amounts are credited to the director’s deferred compensation account in common stock equivalents. If cash compensation is deferred, the number of common stock equivalents credited is equal to the amount deferred divided by the NYSE closing price of the common stock on the deferral date. If the quarterly stock retainer is deferred, the number of common stock equivalents credited is equal to the number of shares deferred. Common stock equivalents in the director’s deferred compensation account have no voting rights, but earn dividend equivalents on each dividend payment date equal to the dividends payable on a like number of shares of common stock; and the dividend equivalents earned are credited to the director’s deferred compensation account as additional common stock equivalents valued at the NYSE closing price on the dividend date. A director’s deferred compensation account becomes distributable when the director leaves the Board, or at such other date as may be specified by the director consistent with the terms of the Plan; distribution will be accelerated in certain circumstances, including a change in control of the Company. The account is distributable at the election of the director either in cash or in shares; however, any stock portion which has been deferred may only be distributed in shares. Except for the initial awards paid upon their elections as directors in 2014, Mr. Olivier has elected to defer receipt of his cash compensation and quarterly stock compensation, and Mr. Phillippy has elected to defer receipt of his quarterly stock compensation, as described in the footnotes to the Table below. In addition, Mr. Stolze’s quarterly stock compensation from certain prior years continues to be deferred pursuant to a prior deferral election which he subsequently terminated.

Directors are subject to stock ownership guidelines. Under these guidelines, each non-management director is expected to accumulate shares having a total cash value equal to five times the annual cash retainer. These shares must be accumulated within five years of guideline adoption or appointment to the Board. All directors are in compliance with the guidelines.

Under the Company’s Directors’ Extended Compensation Plan, a plan for non-management directors who began Board service prior to April 2001, Mr. Solley, Mr. Stolze and Mr. Trauscht are each eligible to receive for life an annual benefit of $20,000 beginning after termination of his service as a director. In the event of the death of a retired director who is eligible under this plan, 50% of the benefit will be paid to the surviving spouse for life; if an eligible director dies before retirement, 50% of the benefit, determined as if the director had retired on the date of death, will be paid to the surviving spouse in a lump sum. The plan permits an eligible director to elect to receive the actuarial equivalent of the benefit in a single lump sum after retirement; and in compliance with section 409(a) of the Internal Revenue Code, Mr. Solley and Mr. Stolze have each made this election.

The following table sets forth the compensation of the Company’s non-management directors for fiscal 2015. Mr. Richey and Mr. Muenster are executive officers and did not receive any additional compensation for their service as directors; their compensation is set forth in the section captioned “Executive Compensation Information” beginning on page 18.

Name	Fees Earned or Paid in Cash		Stock Awards (1)	Option Awards	Non-Equity Incentive Plan Compensation	Change In Pension Value and Nonqualified Deferred Compensation Earnings (2)			All Other Compensation	Total
Vinod M. Khilnani	$45,000	(3)	$132,282	—	—	$	n/a		—	$177,282
Leon J. Olivier	45,000	(4)	132,282	—	—		n/a		—	177,282
Robert J. Phillippy	45,000	(5)	132,282	—	—		n/a		—	177,282
Larry W. Solley	56,000	(6)	132,282	—	—		1,297		—	189,579
James M. Stolze	58,000	(7)	132,282	—	—		997		—	191,279
Donald C. Trauscht	87,000	(8)	132,282	—	—		4,257		—	223,539
James D. Woods (9)	–		30,897	—	—		n/a	(10)	—	30,897

(1)	Dollar amounts represent the aggregate grant date fair values and are based on the market value of the stock on the date of each quarterly award of 900 shares under the Compensation Plan for Non-Employee Directors. Pursuant to the terms of the Compensation Plan for Non-Employee Directors, Mr. Olivier and Mr. Phillippy have elected to defer the receipt of their quarterly share awards, and therefore receive common stock equivalents in lieu of shares. The amounts reflect the actual dollar amounts recognized for financial statement reporting purposes for fiscal 2015 calculated in accordance with FASB ASC Topic 718.

Date of Award	Shares Each	Share Price
October 1, 2014	900	$34.33
January 2, 2015	900	36.25
April 1, 2015	900	38.69
July 1, 2015	900	37.71

(2)	Represents the changes in actuarial present value of the participating directors’ accumulated benefits under the Company’s Directors’ Extended Compensation Plan, described above, from September 30, 2014 to September 30, 2015. The change in pension value shown above includes the effect of changes in actuarial assumptions from the preceding year. For fiscal 2015, changes in actuarial assumptions increased the pension values for Mr. Solley, Mr. Stolze and Mr. Trauscht by $9,082, $8,605 and $12,003, respectively.

(3)	Represents cash retainer of $32,500, Board meeting fees of $6,500, and committee meeting fees of $6,000.

(4)	Represents cash retainer of $32,500, Board meeting fees of $6,500, and committee meeting fees of $6,000. Pursuant to the terms of the Compensation Plan for Non-Employee Directors, Mr. Olivier elected to defer receipt of these fees and therefore received in lieu of cash approximately 1,220 common stock equivalents having the same value on the date of receipt.

(5)	Represents cash retainer of $32,500, Board meeting fees of $6,500, and committee meeting fees of $6,000.

(6)	Represents cash retainer of $32,500, Board meeting fees of $6,500, and committee meeting fees of $12,000, and committee chairman fee of $5,000.

(7)	Represents cash retainer of $32,500, Board meeting fees of $6,500, committee meeting fees of $12,000, and committee chairman fee of $7,000.

(8)	Represents cash retainer of $32,500, lead director cash retainer of $25,000, Board meeting fees of $6,500, committee meeting fees of $18,000, and committee chairman fee of $5,000.

(9)	Mr. Woods retired from the Board of Directors on October 1, 2014.

(10)	As a result of his retirement on October 1, 2014, Mr. Woods was paid the accumulated value of his pension in a single payment of $153,408 during the second quarter of fiscal 2015.

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EXECUTIVE COMPENSATION INFORMATION

COMPENSATION COMMITTEE REPORT

The Human Resources and Compensation Committee has reviewed and discussed with management the Company’s disclosures under the section captioned “Compensation Discussion and Analysis” beginning immediately following this Compensation Committee Report.

Based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2015 filed with the Securities and Exchange Commission.

The Human Resources and Compensation Committee

Donald C. Trauscht, Chairman
Larry W. Solley
James M. Stolze

COMPENSATION DISCUSSION AND ANALYSIS

The Human Resources and Compensation Committee is responsible for determining the compensation of the Chairman and Chief Executive Officer (the “CEO”) and other senior officers and key executives of the Company. This Compensation Discussion and Analysis discusses the compensation of the CEO and the other executive officers identified in the Summary Compensation Table on page 28, whom we refer to herein as the “executive officers” or the “named executive officers.”

Compensation Objective

The Committee’s objective is to develop and maintain compensation packages most likely to attract, retain, motivate and reward the Company’s executive officers and other senior officers and key executives. Compensation programs are designed to be consistent with those of other companies engaged in similar industries and/or of similar size with which the Company is likely to compete for talent to enable the Company to employ and retain a high-quality management team. The Committee seeks to use performance based compensation to maximize the alignment of executive compensation with the long-term interests of the Company’s shareholders.

Executive Summary

The Company’s compensation programs are designed to reward positive financial performance. The cash incentive program is tied to key strategic and financial targets and is designed to reward strong performance. Payouts are higher in times of good performance and lower when targets are not achieved. The stock-based long-term incentive (“LTI”) program and stock ownership guidelines align the interests of executives and shareholders by ensuring that executives bear the economic risk of share ownership. Further, under the Performance-Accelerated Restricted Share (“PARS”) awards, one of the principal elements of the LTI program, shares may not become vested until at least 3½ years after the initial award, which contributes to the goal of executive retention. As these awards are tied to stock price, this also serves as an incentive to drive strong Company performance. Because the compensation program has historically produced the results desired by the Committee, the Committee did not make any substantial changes to the structure of the program for fiscal 2015. For fiscal 2016, the Committee has continued the same target metrics for the cash incentive program as in fiscal 2015, with earnings per share as the sole metric for the Incentive Compensation Plan for Executive Officers (“ICP”), and cash flow, entered orders and return on invested capital as the metrics for the Performance Compensation Plan (“PCP”).

Compensation Summary

The Committee offers its executive officers a compensation package that includes:

•	A competitive base salary;
•	An annual at-risk cash incentive opportunity based on key performance measures;
•	Long-term equity incentive compensation which incorporates Company stock performance and retention factors;

•	An employment agreement and a “double-trigger” change of control Severance Plan; and
•	Appropriate and reasonable perquisites.

The Committee sets compensation levels based on the skills, experience and performance of each executive officer, taking into account the benchmarking described below and compensation recommendations made by the CEO (except with respect to his own position). The Committee’s pay for performance philosophy is reflected in the annual base salary and cash incentive plan target review. For example, for fiscal 2014, as a result of the Company’s fiscal 2013 targets not being achieved, the executive officers received no increases in either base salary or target cash incentives. Additionally, the Company’s LTI awards utilize share price for acceleration, thereby closely aligning the executive officers with the shareholders on share price performance. The Committee also considers tally sheets which provide, for each executive officer, a recap of each principal element of compensation as well as benefits, perquisites, equity awards, and stock ownership and potential ownership. The tally sheets also reflect the incremental compensation which would be payable as a result of various termination scenarios and each element of pay or benefits impacted. The Committee retains the discretion to adjust all elements of compensation as it deems appropriate, subject to the requirements of Shareholder-approved plans.

Compensation Consultant and Benchmarking

The Committee is authorized by its charter to employ independent compensation and other consultants. The Committee has typically engaged a nationally recognized compensation consulting firm (the “Compensation Consultant”) every other year to assist the Committee in evaluating executive compensation. For its fiscal 2015 compensation review the Committee engaged Pay Governance LLC as the Compensation Consultant, and used the September 2014 compensation survey that the Compensation Consultant produced. The Committee had previously engaged Pay Governance LLC for its fiscal 2013 compensation review. In August 2015, the Committee assessed Pay Governance’s independence in line with the SEC’s compensation consultant independence factors, and determined there were no conflicts of interest. The compliance letter will be kept on file and the consultant’s independence status will be reviewed at least annually.

The Compensation Consultant provides information, research and analysis pertaining to executive compensation as requested by the Committee, including updates on market trends, survey data and analysis for market review.

For the September 2014 compensation survey, the Committee utilized the peer group described below, which was updated from the peer group originally developed in July 2010 in conjunction with Pay Governance. This peer group was based on the current SIC codes assigned to the Company’s subsidiaries and represents companies in the following industries within which the Company participates:

•	Industrial valves;
•	General industrial machinery;
•	Radio and television communications equipment;
•	Printed circuit boards;
•	Instruments to measure electricity; and
•	Services not elsewhere classified.

Companies in the above industries were then filtered for revenue size in order to determine the Company’s peer group. For the fiscal 2015 survey, several of the companies were removed from the survey as a result of having been taken private, having fallen below the target revenue size, or as a result of the Company’s sale of Aclara; and others were added to include some of the companies described as peers in the Company’s 2013 Annual Report to Shareholders. The following is a list of the companies comprising the Company’s peer group for compensation purposes:

Aegion Corporation *	CLARCOR Inc.	Moog Inc. *
Aeroflex Holding Corp.	EnerNOC, Inc.	Pall Corporation *
Ameresco, Inc. *	FARO Technologies, Inc. *	Powell Industries, Inc. *
Analogic Corporation	JDS Uniphase Corporation	RTI International Metals Inc. *
CIRCOR International, Inc.	Lydall Inc.	Teradyne, Inc.

* Survey data available for the CEO and CFO positions only.

For each of the Company’s executive officer positions, each principal element of compensation (base salary, cash incentive and LTI), as well as total cash compensation (base salary and cash bonus), and target total direct compensation (target cash compensation and LTI) were reviewed and compared against an annual median market rate for peer group companies. For fiscal 2015, the Committee utilized the 50th percentiles for the peer group companies in determining the average market rates.

For the Company’s General Counsel, due to the small number of peer group companies (eight) which provided compensation data for the general counsel position, the Committee also used the compensation data for Top Legal Executives taken from the Towers Watson Data Services 2013 Survey Report on Top Management Compensation–U.S. (the “Towers Watson Report”) – size-adjusted to ESCO’s revenues. The Company and its subsidiary VACCO Industries are among the nearly 500 participating companies which contribute management compensation data for the Towers Watson Report. A list of all of the participating companies included in the Towers Watson Report is attached as Appendix A to this Proxy Statement.

Each principal element of compensation is reviewed independently against the market rates. Relative Company performance is also periodically compared to the then-current peer group to test the overall reasonableness of pay for performance.

Principal Elements of Compensation

The principal elements of compensation (base salary, cash incentive and LTI) for the executive officers are shown in the Summary Compensation Table on page 26.

The Committee considers the survey data described above as a frame of reference in making its determinations; however, the survey data and the peer group market rates are not the only factors used in determining appropriate salaries for the executive officers, as the complexity and composition of the Company (consisting of three primary business lines) does not lend itself to comparisons with a readily ascertainable peer group. While matching by SIC codes can provide some measure of comparability, there are wide variations in the type and complexity of these companies. The Committee therefore uses the market rates as a guideline when determining the appropriate compensation program for the executive officers, while retaining the flexibility to utilize its judgment and other factors including Company and individual performance. The Committee does not make its decisions according to a formula, and the Committee exercises considerable judgment and discretion in making them.

Based on its review of the compensation program, the executive officers’ current compensation and the Company’s fiscal 2014 performance, the Committee determined that no changes to its compensation program were warranted for fiscal 2015, but it increased the executive officers’ fiscal 2015 base salaries and target cash incentives. While the Company exceeded its cash flow and entered orders targets for 2015, it did not achieve its EPS target, and therefore the Committee did not increase the executive officers’ base salaries for 2016; however, as an incentive for fiscal 2016 the Committee did increase the fiscal 2016 target cash incentives.

Annual Base Salaries. Base salaries are designed to attract, retain, motivate and reward competent, qualified, experienced executives to operate the business. The Company emphasizes performance-based compensation for the executive officers. Historically, the executive officers’ salaries have been targeted to the 50th percentile of the market rates, as adjusted for the relative value of the jobs within the Company compared to those in the comparison companies. At the discretion of the Committee, with input by the CEO, executive officers with significant experience and responsibility who consistently demonstrate exemplary performance may be paid more than the market rates for their positions, while less experienced executive officers may be paid salaries less than the market rates.

Fiscal 2015 base salaries for the executive officers were set by the Committee at the end of fiscal 2014. The salaries were based on the Committee’s review of current salary levels and target total cash compensation (base salary and cash incentive) compared to the established annual market rates. The Committee also took into account, for the CEO, fiscal 2014 individual and Company performance and for the other executive officers, a subjective evaluation of the executives’ fiscal 2014 performance with input of the CEO.

In determining the executive officers’ base salaries for fiscal 2015, the Committee noted several positive fiscal 2014 performance factors, including increased sales, entered orders and earnings per share, both top-line and bottom-line growth in all four quarters of the year, the implementation of a formal capital allocation policy, an increased internal focus on ROIC, the successful sale of Aclara, and the resulting deleveraging of the balance sheet allowing further investment. Based on the factors considered, the Committee determined that an increase in base salaries was warranted for the CEO and the other executive officers. Base salaries for fiscal 2015 were slightly above the market rate for the CEO, above the market rate for the Executive VP and CFO, and at the market rate for the Senior VP and General Counsel.

Base salaries for the executive officers for fiscal 2014 and fiscal 2015 were as follows:

Base Compensation

Officer	FY 2014 Base Salary	Percent Increase from FY 2013	FY 2015 Base Salary	Percent Increase from FY 2014
Victor L. Richey (CEO)	$790,000	None	$824,500	4.4%
Gary E. Muenster (Executive VP & CFO)	$526,000	None	$550,000	4.6%
Alyson S. Barclay (Senior VP & General Counsel)	$312,000	None	$326,000	4.5%

Changes for Fiscal 2016. The Committee determined in November 2015 to allocate all of the fiscal 2016 increases in the executive officers’ cash compensation to the cash incentive program, and as a result it did not increase the executive officers’ base salaries for fiscal 2016.

Cash Incentive Plans. The Committee uses annual performance-based cash incentives to compensate the executive officers. The Committee establishes performance targets for the executive officers, using financial and operational goals linking compensation to overall Company performance. The Committee increased the cash incentive targets for the executive officers for fiscal 2015 as compared to fiscal 2014.

The total cash incentive targets for fiscal 2014 and fiscal 2015 were as follows:

Target Cash Incentive Compensation

Officer	FY 2014 Target Cash Incentive	Percent Increase from FY 2013	FY 2015 Target Cash Incentive	Percent Increase from FY 2014
Victor L. Richey (CEO)	$525,000	None	$550,000	4.8%
Gary E. Muenster (Executive VP & CFO)	$319,000	None	$333,000	4.4%
Alyson S. Barclay (Senior VP & General Counsel)	$153,200	None	$160,000	4.4%

For the executive officers, the Company operates two short-term cash incentive plans: (i) the Incentive Compensation Plan for Executive Officers (“ICP”); and (ii) the Performance Compensation Plan (“PCP”). These at-risk plans closely link the executive officers’ pay to the Company’s financial results and provide for compensation variability through reduced payments in times of poor performance and higher compensation in times of strong performance. The ICP is a Section 162(m) shareholder-approved plan with a fixed target and a range, subject to the Committee’s discretion to decrease, but not to increase, the actual cash incentive payouts. The PCP also has a fixed target and a range, but allows the Committee discretion to either increase or decrease the actual cash incentive payouts.

For fiscal 2015, the target cash incentives were divided equally between the two plans for the executive officers, to provide a balance between the ongoing shareholder value proposition (measured by earnings per share) and the Company’s goal to annually evaluate and focus senior managers on other strategic measures such as cash flow, entered orders and return on invested capital. The target percentage of total cash compensation represented by the ICP and PCP was based on the level of the position, with targets for fiscal 2015 as follows:

Cash Incentive Targets – Fiscal 2015 – ICP and PCP

					ICP Target		PCP Target
Officer	Base Salary	Base % of Total Cash Comp.	Cash Incentive Target	Cash Incentive % of Total Cash Comp.	($)	% of Total Cash Comp.	($)	% of Total Cash Comp.
V.L. Richey, Jr. (CEO)	$824,500	60%	$550,000	40%	$275,000	20%	$275,000	20%
G.E. Muenster (Executive VP & CFO)	$550,000	62%	$333,000	38%	$166,500	19%	$166,500	19%
A.S. Barclay (Senior VP & General Counsel)	$326,000	67%	$160,000	33%	$80,000	16.5%	$80,000	16.5%

Fiscal 2015 target total cash compensation (base salary plus target cash incentive) was at the median market rate for the CEO and the Senior VP and General Counsel, and above the median rate for the CFO.

The higher at-risk target percentage for the CEO as compared to the other executive officers is based on the Company’s at-risk philosophy, and his role as CEO of the Company. Likewise, the CFO’s position has a higher percentage as compared to the Senior VP and General Counsel, based on his responsibilities. Typically near the beginning of each fiscal year, the Committee determines the evaluation criteria, sets performance targets and approves the minimum and maximum multipliers which will be applied to the targets to determine payments under both plans. The Committee approves the performance targets after reviewing the Company’s business plans and determining the key short-term business metrics on which the Company’s senior management should focus in order to drive results. Because of the broad responsibilities of the executive officers, their targets are tied to Company-wide measures.

In determining the fiscal 2015 combined ICP and PCP incentive target for the CEO, the Committee considered the actual total cash compensation of the CEO compared to the market rate and the target cash incentive percentage for this position.

During the first quarter of fiscal 2015, the Committee agreed to allocate 50% of the executive officers’ cash incentive opportunity to the ICP, measured against the earnings per share (“EPS”) target defined below, and allocate the other 50% of their cash incentive opportunity to the PCP, measured against (i) the achievement of the cash flow target defined below (weighted at 25% of the total incentive opportunity), (ii) the achievement of the entered orders target defined below (weighted at 15% of the total incentive opportunity); and (iii) the achievement of the ROIC target defined below (weighted at 10% of the total incentive opportunity). The Committee approved the following targets and evaluation matrices for the fiscal 2015 ICP and PCP plans; for each component, the multiplier applied is the one below the dollar value which is closest to the actual results for that measure, subject to the Committee’s discretion as described above:

ICP – Earnings Per Share

							Target
EPS:	$1.54	$1.58	$1.61	$1.65	$1.68	$1.72	$1.75	$1.79	$1.82	$1.86	$1.89	$1.93
Multiplier:	0.00	0.20	0.36	0.52	0.68	0.84	1.00	1.20	1.40	1.60	1.80	2.00

PCP – Cash Flow, Entered Orders and ROIC (dollars in millions)

						Target
Cash Flow:	$27.9	$28.4	$28.9	$29.4	$29.9	$30.4	$30.9	$31.4	$31.9	$32.4	$32.9
Multiplier:	0.20	0.36	0.52	0.68	0.84	1.00	1.20	1.40	1.60	1.80	2.00

						Target
Entered Orders:	$513.3	$518.3	$523.3	$528.3	$533.3	$538.3	$543.3	$548.3	$553.3	$558.3	$563.3
Multiplier:	0.20	0.45	0.66	0.83	0.93	1.00	1.10	1.25	1.45	1.70	2.00

						Target
ROIC:	18.7%	18.8%	18.9%	19.0%	19.1%	19.3%	19.7%	20.1%	20.5%	20.8%	21.2%
Multiplier:	0.20	0.45	0.66	0.83	0.93	1.00	1.10	1.25	1.45	1.70	2.00

The targets in these matrices were determined at the beginning of the fiscal year on the basis of subsidiary projections with senior management review. The Committee also considered the uncertainty of the economy at the time the targets were established.

For the ICP, the Committee approved the use of earnings per share as the evaluation criterion for fiscal 2015, with a target of $1.75. The maximum of the range was a 10% improvement over the target. This was deemed to be significantly challenging in the current economic environment. The higher multiplier above target was reflective of the difficulty in achieving such increased earnings per share and was intended to be rewarded accordingly. The matrix provided for a payment equal to 1.00 times the target if the earnings per share target of $1.75 was achieved. Actual EPS for fiscal 2015 was $1.59, which resulted in a multiplier of 0.20 being applied to the portion of the cash incentive associated with the ICP.

For the PCP, the Committee approved three criteria for fiscal 2015. One was cash flow (weighted at 50% of the total PCP incentive target) with a target of $30.4 million. Cash flow was defined as cash generated from operations at the subsidiary level, including corporate cash activity related to debt and interest payments, tax payments, pension contributions and corporate general administrative expenses, and excluding corporate cash activity related to acquisitions and divestitures, dividends and share repurchases. This measure is a non-GAAP financial measure. Actual cash flow for fiscal 2015 was $43.5 million, which resulted in a multiplier of 2.0 being applied to the portion of the PCP cash incentive associated with the cash flow target.

The second criterion was entered orders (weighted at 30% of the total PCP incentive target) with a target of $538.3 million. Entered orders was defined as subsidiary entered orders excluding intercompany orders. Actual entered orders for fiscal 2015was $561.9 million, which resulted in a multiplier of 2.0 being applied to the portion of the PCP cash incentive associated with the entered orders target.

The third criterion was return on invested capital (“ROIC”) (weighted at 20% of the total PCP incentive target) with a target of 19.3%. ROIC was defined as (i) total earnings before interest and taxes of the Company’s subsidiaries, less 35% for assumed taxes, divided by (ii) total assets of the Company’s subsidiaries. This measure is a non-GAAP financial measure. Actual ROIC for fiscal 2015 was 16.2%, which resulted in a multiplier of 0.2 being applied to the portion of the PCP cash incentive associated with the entered orders target.

The Summary Compensation Table on page 28 reflects these payouts.

Changes for Fiscal 2016. Based on the Company’s below-target EPS performance in fiscal 2015, the Committee made the decision to allocate the fiscal 2016 increases in the executive officers’ cash compensation to the cash incentive program rather than to base salaries, thereby aligning total compensation more closely with stronger Company performance. Accordingly, the Committee allocated an overall 4% increase in total cash compensation entirely to the cash incentive plans, resulting in increases in target cash incentive compensation of approximately 10%, 10.6% and 12% for Mr. Richey, Mr. Muenster and Ms. Barclay, respectively. Also, the Committee determined that the cash incentive plans should retain the same incentive criteria for fiscal 2016 as were in effect for fiscal 2015, and in the same relative percentages, although it modified the targets for each of the criteria.

Long-Term Incentive Compensation. The Committee generally grants LTI awards to the CEO and other executive officers at the first Board meeting of the fiscal year.

In line with the Company’s pay for performance philosophy, the Committee has determined the total amount of LTI to grant to each executive officer based on its review of the value of such LTI awards for similar executive level positions, taking into consideration the survey market rate and then subjectively adjusting based on the Committee’s assessment of the relative value and performance of each individual or, in the case of the CEO, the Company’s fiscal 2014 financial performance, the relative Shareholder return and the market rate value of similar incentive awards to CEOs. The historic target LTI has generally been 100% of total annual target cash compensation for the CEO, approximately 75% of total annual cash compensation for the Executive VP and CFO, and 66% of total annual cash compensation for the Senior VP and General Counsel. The LTI targets were established by the Committee utilizing its assessment of the market data. For fiscal 2015, the LTI awards to the executive officers were at the historic target percentages of total cash compensation and at the respective market rates (see “Compensation Consultant and Benchmarking” on page 19).

In recent years the Committee has granted LTI solely in the form of performance-accelerated restricted share units (“PARS”). Based principally on sensitivity to shareholder concerns with the dilution resulting from stock option grants, the Committee has ceased granting stock options, and no executive officer has any stock options currently outstanding. PARS awards have a term of five years, and the award (net of withholding taxes) will be distributed in shares at the end of the term. However, if certain Company performance criteria stated in the notice of award, such as achievement of a target stock price, are met during the third or fourth fiscal years of the term (the “annual performance periods”), then part or all of the award is accelerated, and the accelerated portion (net of withholding taxes) will be distributed in shares six months after the end of the annual performance period in which the criteria are first met. Generally, distribution of PARS award shares may not occur earlier than 3½ years after the award even if the performance criteria are met. In all events, the award recipient must remain continuously employed by the Company until the underlying shares are distributed (except that the Committee may in its discretion waive this requirement if termination of employment is due to death, disability, retirement or other circumstance the Committee deems appropriate). Until the underlying shares are actually distributed, executive officers are not eligible to receive dividends on the PARS.

By way of example, the performance criteria established by the Committee for acceleration of all of the PARS awards granted to date have been the achievement of specified target prices for Company common stock. Achievement of the target price is determined based on the average price over a thirty-trading-day measurement period during a performance year. For the PARS granted effective in October 2014 for fiscal 2015, the annual performance periods are the fiscal years ending September 30, 2017 and 2018, and the stock price targets are $36.90 for acceleration of 50% of the PARS awards and $39.50 for the acceleration of the remaining 50%, which is approximately 15% over the then-current share price of $34.33. This increase in the stock price targets was viewed as meaningful and challenging. Acceleration will not occur unless the stock price exceeds these targets during an annual performance period (fiscal 2017 or 2018).

The Committee believes that the Company’s performance will reflect the contributions of management within the award timeframe of five years or less. The value of PARS fluctuates directly with changes in the price of stock, which ties executives’ interests directly to those of the shareholders. In addition, the recipient must be continuously employed by the Company from the date of the award until the underlying shares are distributed. For executive officers, PARS awards also contain a two-year non-compete period after the expiration of the earning period of the awards, which provides additional Shareholder protection.

Fiscal 2016 LTI Awards. For the fiscal 2016 LTI awards to the executive officers, the Committee retained the same LTI award structure as well as the historic percentages of LTI value as compared to total target cash compensation, but adjusted the threshold stock prices required for award acceleration based on the Company’s stock price on the effective date of the award. The resulting LTI award values, as measured by the Company’s stock price on the effective date of the award, increased by approximately 4.0% from fiscal 2015.

Equity Grant Procedures. The Company does not coordinate PARS grants with the release of material non-public information. Company-wide equity grants, including equity grants to executive officers, are generally awarded on the date of the regularly scheduled fall meeting of the Human Resources and Compensation Committee when other compensation decisions are made. The equity grants for fiscal 2015 were approved at the scheduled Committee meeting on September 30, 2014, effective October 1, 2014. Throughout each year, equity awards are made to new hires, promoted employees or in other special circumstances, generally on the first trading day of the month after hire or the date of the next Committee meeting. The Committee has delegated to the CEO the authority to grant stock option awards to key employees (other than executive officers) subject to certain limitations and restrictions, including an exercise price not less than the market closing price on the grant date; however, no such options are currently outstanding.

Total Compensation. The Committee increased the executive officers’ target total compensation for fiscal 2015 by approximately 4.5% over the fiscal 2014 levels. For fiscal 2016, the Committee increased the executive officers’ target total compensation by approximately 4.0%. The Company does not believe that any risks arising from its compensation policies and practices are reasonably likely to have a material adverse effect on the Company. Any such risk is mitigated by the multiple elements of the compensation programs, including base salary, annual cash incentive programs, and equity awards which are earned over multiple years. This structure encourages decision-making that is in the best long-term interests of the Company and the shareholders.

Other Compensation Elements

Perquisites. The Company also provides limited perquisites to its executive officers, which have historically included club membership, an annual physical, financial planning and an auto allowance. The Committee annually reviews the types and value of the perquisites provided to the executive officers as part of its overall review of executive compensation. The Committee has determined the perquisites paid in fiscal 2015 to be reasonable.

Retirement Benefits. Like other employees of the Company, the executive officers are eligible for retirement benefits provided through a matched defined contribution (401(k)) program. The executive officers are also eligible for a frozen benefit under the Company’s defined benefit retirement plan, and the CEO and Senior VP and General Counsel are eligible for a frozen benefit under its supplemental executive retirement plan (the “SERP”); the accrual of benefits under these two plans ended in December of 2003 for all Company employees, consistent with the compensation program’s change in emphasis to at-risk rather than risk-free or safety-net pay. See “Pension Benefits,” below.

Severance Plan. Severance provisions in the event of a change of control benefit a company by allowing executives who are parties to such arrangements to focus on continuing business operations and the success of a potential business combination rather than seeking alternative employment, thereby providing stability to a corporation during a potentially uncertain period. Accordingly, the Committee decided that it was in the Company’s best interest to adopt a Severance Plan, effective in 1995, which prescribes the compensation and benefits to be provided in the event of a change of control to certain executives, including the CEO and the other executive officers.

For purposes of the Severance Plan, “Change of Control” means any of the following (subject to the specific definitions in the Severance Plan): (i) the acquisition by any person or group of at least 20% of the then-outstanding shares of the Company’s common stock; or (ii) a change in a majority of the members of the Board of Directors that is not approved by the incumbent Board; or (iii) the approval by the shareholders of either a reorganization, merger or consolidation after which the shareholders will not own at least a majority of the Company’s common stock and voting power, or a liquidation or dissolution of the Company, or the sale of all or substantially all of the Company’s assets.

The Company’s change of control arrangements were designed to provide executives with severance payments and certain other benefits in the event that their employment is terminated in connection with a change of control transaction. The Severance Plan includes a “double trigger,” which means that it provides severance benefits only if there is both (1) a change of control of the Company and (2) the employee’s employment is terminated by the Company (or any successor) without cause or if the employee terminates his or her employment for good reason, in each case within 36 months following a change of control, or if the Company terminates his or her employment within 90 days before a change of control at the request of a third party who, at such time, had taken steps reasonably calculated to effect the Change of Control.

If the Severance Plan is triggered, the executive will be entitled to all accrued but unpaid compensation, a pro rata cash bonus for the year of separation and benefits through the date of separation, as well as a lump sum cash payment which is designed to replicate the cash compensation (base salary and cash incentive), plus certain benefits, that the executive would have received had he or she remained employed for two years. These payments and benefits would only be paid in the event of a double-trigger event. The determination of the appropriate level of payments and benefits to be provided in the event of a change of control termination involved consideration of a number of factors. The two-year multiple was determined based on a survey of the Company’s peers at the time the Severance Plan was adopted by the Company, and is deemed to be reasonable. The Committee considered that a high-level executive, who is more likely to lose his or her job in connection with a change of control than other employees, may require more time than other employees in order to secure an appropriate new position, and, unless that executive was provided with change of control benefits, he or she may be motivated to start a job search early if a change of control is anticipated, to the detriment of the Company. Thus, the existence of the Severance Plan provides an incentive for the executive to remain with the Company until a change of control actually occurs. In addition, payments are not provided under the Severance Plan unless there has been not only a change of control but also a qualifying termination of employment, thus providing an acquirer the opportunity to retain the Company’s management team during or after a transition period.

For further information about the Severance Plan, and a sample calculation of the cash compensation and benefits to be provided under the Severance Plan, based on certain stated assumptions, see “Potential Payments Upon Termination or Change in Control” beginning on page 33.

In addition, pursuant to the Company’s LTI plans, in the event of a change of control, stock option vesting is accelerated to the date of the change of control and the aggregate value of outstanding PARS is paid in cash within 30 days after the change of control.

Employment Agreements for the CEO and Executive Officers. The Company has employment agreements (the “Agreements”) with each of the executive officers. These Agreements provide for a payment equivalent to two years of compensation under a predetermined separation provision, thereby providing for a more amicable separation in circumstances where a business change is warranted. No payment is made under the employment agreements in the event of a change of control (which is covered by the Severance Plan) or termination for cause. The Agreements automatically renew at the end of each one-year term unless either party gives notice of non-renewal at least 180 days prior to expiration of the then-current term. The Agreements provide for payment of an annual base salary, subject to review for increase at the discretion of the Committee, participation in the Company’s PCP and ICP bonus plans, and eligibility for participation in the Company’s LTI plans and benefit plans and programs applicable to senior executives, and continuance of certain perquisites. For the two year period after a termination, the Agreements prohibit the executive officers from soliciting Company employees or disclosing confidential information. The Agreements also require that the executive officers provide limited consulting services on an as-requested basis following termination. For specifics regarding the cash compensation and benefits provided in the event of a qualifying separation, and for a sample calculation, based on certain stated assumptions, see “Employment Agreements” beginning on page 32, and “Potential Payments Upon Termination or Change in Control” beginning on page 33.

The Committee periodically assesses the reasonableness of the Agreements to consider whether any changes are appropriate.

Limit on Deductibility of Certain Compensation. Federal income tax law prohibits publicly held companies, such as the Company, from deducting certain compensation paid to an executive officer that exceeds $1 million during the tax year. To the extent that compensation is based upon the attainment of performance goals set by the Committee pursuant to plans approved by the shareholders, such compensation is not included in the limit. The Committee intends, to the extent feasible and where it believes it is in the best interests of the Company and its shareholders, to attempt to qualify executive compensation as tax deductible where it does not adversely affect the Committee’s development and execution of effective compensation plans. For example, to enable certain bonuses and long-term compensation to be deductible, the Committee makes these awards under incentive plans approved by shareholders as much as possible. The Committee is limited in its ability to make discretionary cash incentive payments under the ICP; however, there are no such limitations under the PCP. Gains on stock option exercises may be deductible if granted under a Shareholder approved plan since they are tied to the performance of the Company’s stock price. Salaries and other compensation not tied to Company performance are not deductible to the extent they exceed the $1 million limit.

Stock Ownership Guidelines

The Committee has established stock ownership guidelines for the CEO and the other executive officers. The guidelines currently set the minimum level of ownership at five times total cash compensation (base salary and annual cash incentive target) for the CEO and three times total cash compensation for the other executive officers. These guidelines equate to eight times base salary for the CEO, and four times base salary for the other executive officers. Newly appointed executive officers are expected to be in compliance with the ownership guidelines within five years of their appointments. Unexercised stock options and unvested PARS are not included in determining the ownership amounts. All executive officers were in compliance at the end of fiscal 2014.

Anti-Hedging Policy

The Company’s Insider Trading Policy strictly prohibits the Company’s directors, officers and other employees from engaging in transactions in Company securities involving puts, calls or other derivative securities, on an exchange or in any other organized market, or from selling Securities of the Company “short.” This Policy is intended to ensure that the executive officers, as well as other Company personnel, cannot hedge against declines in the price of the Company stock they own, whether they acquired the stock as compensation or otherwise.

Compensation Recovery Policy

The Company’s Code of Business Conduct and Ethics reaffirms the importance of high standards of business ethics. Adherence to these standards by all employees is the best way to ensure compliance and secure public confidence and support. All employees are responsible for their actions and for conducting themselves with integrity. Any failure on the part of any employee to meet any of the standards embodied in this Code will be subject to disciplinary action, including potential dismissal.

In 2010 the Company adopted a Compensation Recovery Policy which provides that when appropriate, and in accordance with applicable law, the Company may recover any “Recoverable Compensation” received during a prescribed period of up to three years if an executive or other senior officer of the Company or any of its affiliates:

•	Engages in intentional misconduct resulting in a financial restatement or in any increase in his or her incentive or equity income, or

•	Engages in activity that competes with the Company or its affiliated companies in violation of any non-compete agreements entered into by such employee, or

•	Solicits customers or hires or assists anyone else in soliciting or hiring employees of the Company or its affiliates after termination of employment or engages in the unauthorized disclosure or use of the Company’s confidential information resulting in harm to the Company or its affiliates, in any case in violation of agreements entered into by such employee prohibiting such actions.

“Recoverable Compensation” is defined to include any equity and incentive compensation received, exercised, earned or distributed to or by an executive or senior officer, including amounts and shares under any equity or compensation plan or employment agreement. The Compensation Recovery Policy specifies that to the extent compensation is recovered from an individual as a result of a financial restatement such amounts will be excluded from “Recoverable Compensation.”

The Company has previously included recoupment, non-compete and clawback provisions in PARS and stock option agreements for certain participants. Where not previously included, the above provisions will be added to all new risk-based compensation awards. This policy does not prevent the Company from taking other actions as appropriate, if warranted, based on the misconduct outlined above.

Advisory Shareholder Say-On-Pay Vote

At each Annual Meeting of Shareholders the Company submits the executive compensation disclosed in the proxy statement for that meeting to the shareholders for their approval on an advisory basis. The Committee and the Board of Directors review and give consideration to that vote in determining future executive compensation policies and decisions. At the Company’s last Annual Meeting in February 2015, the shareholders strongly supported the current compensation program, with over 90% of the shares represented at that meeting voting to approve the executives’ compensation.

SUMMARY COMPENSATION TABLE

The following table contains information concerning compensation for fiscal 2015 and the preceding two fiscal years for all services rendered in all capacities to the Company and its subsidiaries of the executive officers serving at September 30, 2015 (the “executive officers”).

Name and Principal Position	Fiscal Year	Salary	Bonus (1)	Stock Awards (2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value & Nonqualified Deferred Compensation Earnings (4)	All Other Compensation (5)	Total
Victor L. Richey	2015	$824,500	$0	$1,374,505	$506,000	$45,393	$97,297	$2,847,695
Chairman, Chief	2014	790,000	0	1,314,996	945,000	67,260	70,451	3,187,707
Executive Officer & President	2013	790,000	0	1,314,933	0	0	63,015	2,167,948

Gary E. Muenster	2015	$550,000	$0	$662,020	$306,360	$21,273	$53,156	$1,592,809
Executive Vice	2014	526,000	0	634,016	574,200	34,051	45,241	1,813,508
President & Chief Financial Officer	2013	526,000	0	633,726	0	0	44,018	1,203,744

Alyson S. Barclay	2015	$326,000	$0	$321,020	$147,200	$30,728	$62,767	$887,715
Senior Vice	2014	312,000	0	306,989	275,760	44,197	57,006	995,952
President, Secretary & General Counsel	2013	312,000	0	307,018	0	0	60,215	679,233

(1)	Although discretionary cash awards are permitted under the PCP, as discussed under the caption “Principal Elements of Compensation – Cash Incentive Plans” in the Compensation Discussion and Analysis section, none were made during the years indicated.

(2)	Represents the aggregate grant date fair values for performance-accelerated restricted share awards based on the fair market value of the underlying Common Stock on the respective grant dates. Such amounts do not correspond to the actual value that will be realized by the executive officers at the time of distribution.

(3)	Reflects the performance-based cash awards earned for the fiscal year indicated under the ICP and PCP, as discussed under the caption “Principal Elements of Compensation – Cash Incentive Plans” in the Compensation Discussion and Analysis section.

(4)	Represents the changes in actuarial present value of the executive officers’ accumulated benefits under the Company’s Retirement Plan and Supplemental Executive Retirement Plan during each fiscal year. These changes in pension value include the effect of changes in actuarial assumptions from year to year. For fiscal 2015 pension values increased despite the effect of changes in actuarial assumptions which reduced the values by $21,867 for Mr. Richey, $10,248 for Mr. Muenster and $16,177 for Ms. Barclay. For fiscal 2014 pension values increased despite the effect of changes in actuarial assumptions which reduced the values by $44,161 for Mr. Richey, $23,346 for Mr. Muenster and $30,032 for Ms. Barclay. For fiscal 2013 pension values decreased by $68,825 for Mr. Richey, $37,719 for Mr. Muenster and $49,632 for Ms. Barclay, in part due to the effect of changes in actuarial assumptions which reduced the values by $89,641 for Mr. Richey, $47,585 for Mr. Muenster and $62,676 for Ms. Barclay; however, pursuant to SEC regulations, the amounts in the table do not include these net decreases. For additional information, see “Pension Benefits” below. There were no non-qualified deferred compensation earnings.

(5)	Comprised of the amounts provided in the table below:

Name and Principal Position	Fiscal Year	Perquisites(a)	Tax Gross-ups(b)	Defined Contribution Savings Plan Company Contributions	Employee Stock Purchase Plan Company Contributions	Total
Victor L. Richey	2015	$54,409	$28,994	$10,600	$3,294	$97,297
Chairman, Chief Executive	2014	46,900	9,991	10,400	3,160	70,451
Officer & President	2013	41,419	8,236	10,200	3,160	63,015

Gary E. Muenster	2015	$32,770	$14,892	$0	$5,494	$53,156
Executive Vice President &	2014	31,163	8,818	0	5,260	45,241
Chief Financial Officer	2013	31,412	7,346	0	5,260	44,018

Alyson S. Barclay	2015	$37,132	$12,421	$10,809	$2,405	$62,767
Senior Vice President,	2014	37,029	8,529	10,200	1,248	57,006
Secretary & General Counsel	2013	36,671	7,304	10,000	6,240	60,215

(a)	Comprised of car allowance, financial planning, additional life insurance, and Company cost related to the personal use of clubs.

(b)	Represents tax gross-up for taxable club fees.

GRANTS OF PLAN-BASED AWARDS

The following table provides information for fiscal 2015 for the executive officers regarding awards under the Company’s cash incentive plans (ICP and PCP) and PARS awards under its long-term incentive plan. See “Principal Elements of Compensation – Cash Incentive Plans” and “– Long-Term Incentive Compensation” in the Compensation Discussion and Analysis section.

Named	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock	All Other Options Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Executive Officer	(2)	Threshold	Target	Maximum	(3)	Options	Awards	Awards (4)
Victor L. Richey	10/1/2014	$55,000	$550,000	$1,100,000	40,038	–	–	$1,374,505
Gary E. Muenster	10/1/2014	33,300	333,000	666,000	19,284	–	–	662,020
Alyson S. Barclay	10/1/2014	16,000	160,000	320,000	9,351	–	–	321,020

(1)	Represent threshold, target and maximum cash incentive opportunities for fiscal 2015 under the Company’s annual Incentive Compensation Plan for Executive Officers (ICP) and Performance Compensation Plan (PCP). For more information, see “Principal Elements of Compensation – Cash Incentive Plans” in the Compensation Discussion and Analysis section.

(2)	Date of approval of the cash incentive opportunities for fiscal 2015; actual payouts were based on fiscal 2015 results and were not determined until after the end of fiscal 2015 See footnote (3) to the Summary Compensation Table.

(3)	Represent performance-accelerated restricted shares (“PARS”) that will vest if the executive officer continues in the employment of the Company through the employment service period ending on September 30, 2019. However, 50% and 100% of these PARS may be accelerated and vested earlier if stock price targets of $36.90 and $39.50, respectively, are met between October 1, 2016 and September 30, 2018; in that event, the accelerated portion will vest on March 31 following the end of the fiscal year in which the target is achieved, provided that the executive officer continues in the employ of the Company through the vesting date, and will be paid out on the following business day. However, none of these PARS may vest earlier than March 31, 2018. Achievement of target levels is determined based on the average stock price over a period of thirty consecutive trading days. All executive officer awards provide for acceleration in the event of a change in control of the Company. Dividends are not earned or paid prior to the distribution of the shares. For more information, see “Principal Elements of Compensation – Long-Term Incentive Compensation” in the Compensation Discussion and Analysis section.

(4)	Based on the fair market value of the underlying Common Stock of $34.33 on the grant date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information as of the end of fiscal 2015 for the executive officers regarding outstanding awards of unvested performance-accelerated restricted share units (“PARS”). No executive officer had any stock option awards outstanding, either exercisable or unexercisable, as of the end of fiscal 2015.

		Stock Awards (1)
Executive Officer	Grant Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (2)
Victor L. Richey	10/2/2012	33,925	(3)	$1,217,908
	10/1/2013	39,704	(4)	1,425,374
	10/1/2014	40,038	(5)	1,437,364

Gary E. Muenster	10/2/2012	16,350	(3)	$586,965
	10/1/2013	19,143	(4)	687,234
	10/1/2014	19,284	(5)	692,296

Alyson S. Barclay	10/2/2012	7,921	(3)	$284,364
	10/1/2013	9,269	(4)	332,757
	10/1/2014	9,351	(5)	335,701

(1)	Achievement of target levels is determined based on the average stock price over a period of thirty consecutive trading days. All executive officer PARS awards provide for acceleration of vesting in the event of a change in control of the Company. Dividends are not paid on PARS award shares until they are distributed to the recipient.

(2)	Based on the closing price of the Company’s common stock of $35.90 on September 30, 2015, the last day of the Company’s 2015 fiscal year.

(3)	PARS awards granted October 2, 2012 will vest and be distributed in shares on October 2, 2017 if the executive officer continues in the employment of the Company through September 30, 2017. Alternatively, vesting of 50% and 100% of these awards will occur if the specified stock price targets of $41.65 and $44.60, respectively, are achieved by September 30, 2016; in that event the accelerated percentage of the awards will vest on March 31 of the year following the end of the fiscal year in which the target is achieved if the executive officer continues in the employment of the Company through that date and will be distributed in shares on the following business day. For more information, see “Principal Elements of Compensation – Long-Term Incentive Compensation” in the Compensation Discussion and Analysis section.

(4)	With respect to the PARS awards granted October 1 2013, the specified stock price target of $35.60 was met during the first month of fiscal 2016; accordingly, 50% of the awards will vest on March 31, 2017 if the executive officer continues in the employment of the Company through that date and will be distributed in shares on the following business day. The remaining 50% of these awards will vest if the executive officer continues in the employment of the Company through September 30, 2018 and will be distributed in shares on the following business day; or if the specified stock price target of $38.05 is achieved by September 30, 2017 the remaining 50% will vest on March 31 of the year following the end of the fiscal year in which the target is achieved if the executive officer continues in the employment of the Company through that date and will be distributed in shares on the following business day. For more information, see “Principal Elements of Compensation – Long-Term Incentive Compensation” in the Compensation Discussion and Analysis section.

(5)	PARS awards granted October 1, 2014 will vest and be distributed in shares on September 30, 2019 if the executive officer continues in the employment of the Company through that date and will be distributed in shares on the following business day. Alternatively, vesting of 50% and 100% of these awards will occur if the specified stock price targets of $36.90 and $39.50, respectively, are achieved between October 1, 2016 and September 30, 2018; in that event the accelerated percentage of the awards will vest on March 31 of the year following the end of the fiscal year in which the target is achieved if the executive officer continues in the employment of the Company through that date and will be distributed in shares on the following business day. For more information, see “Principal Elements of Compensation – Long-Term Incentive Compensation” in the Compensation Discussion and Analysis section.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information for the executive officers regarding performance-accelerated restricted stock (PARS) awards which vested during fiscal 2015. No stock options were exercised by the executive officers during fiscal 2015, and none were outstanding as of September 30, 2015.

	Stock Awards
Executive Officer	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting (2)
Victor L. Richey	49,885	$1,944,517
Gary E. Muenster	23,025	897,515
Alyson S Barclay	11.835	461,328

(1)	Shares of Common Stock underlying the PARS awards which vested on March 31, 2015. A number of these shares were withheld in lieu of cash payment of applicable withholding taxes, and the remaining shares were distributed on April 1, 2015.

(2)	Fair market value of the shares of Common Stock underlying the PARS awards which vested on March 31, 2015, based on the closing price on that date of $38.98, the value used by the Company for tax and accounting purposes.

PENSION BENEFITS

Retirement Plan and SERP. At the time of the 1990 spin-off of the Company by Emerson Electric Co. (“Emerson”), the Company established a Retirement Plan (the “Retirement Plan”) in which the Company’s executive officers as well as other covered employees participated. Prior to the 1990 spin-off, the executive officers (other than Mr. Muenster, who was not then an employee) participated in one of the pension plans of Emerson or its subsidiaries. The Retirement Plan is substantially identical to the Emerson Retirement Plan at the time of the 1990 spin-off (the “Emerson Retirement Plan”). Under the Retirement Plan, the participant is credited with service equal to the participant’s service credit under the Emerson Retirement Plan, but the participant’s benefit accrued under the Retirement Plan will be offset by the benefit accrued under the Emerson Retirement Plan as of September 30, 1990. Because benefits under the Retirement Plan may be reduced under certain maximum provisions of the Internal Revenue Code, in 1993 the Company adopted a Supplemental Executive Retirement Plan (the “SERP”) which provides that where any such reductions occur, the Company will pay a retirement supplement to certain executives, including the present executive officers other than Mr. Muenster. The SERP was designed to maintain total retirement benefits at the formula level of the Retirement Plan. Effective December 31, 2003, both the Retirement Plan and the SERP were frozen with no increase in benefits accruing to participants.

These plans provide for fixed retirement benefits based on the participant’s credited years of service, five-year average compensation (the highest average annual cash compensation during any five consecutive years through 2003), and applicable Social Security covered compensation calculated as of December 31, 2003, the effective date of the freezing of the plans. Under the current law, the benefits amounts will not be subject to any reduction for Social Security or other offset amounts.

The following table sets forth the present value of the accumulated benefits for the executive officers under each plan as of September 30, 2015, based upon the assumptions described in footnote (1).

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit (1)		Payments During Last Fiscal Year

Victor L. Richey	Retirement Plan	18	$424,174		$0
	SERP	18	174,771	(2)	0

Gary E. Muenster	Retirement Plan	13	$280,694		$0
	SERP	n/a	n/a		n/a

Alyson S. Barclay	Retirement Plan	16	$353,392		$0
	SERP	16	19,729	(2)	0

(1)	The accumulated benefit was frozen as of December 31, 2003. The present value has been calculated assuming that the executive officers will remain in service until age 65, the age at which retirement may occur without any reduction in benefits, and that the benefit is payable on the basis of a single life annuity with a 60 month certain payment period. Except for the assumption that the executives remain in service and retire at age 65, the present value is based on the assumptions as described in Note 12 to the Company’s Consolidated Financial Statements included in the 2015 Annual Report to Shareholders. Specifically, the interest assumption is 4.25% and the post-retirement mortality assumption is based onRP-2014 projected back to 2007 with Scale MP-2014, and generational improvements based on Scale BB-2D grading down to 0.75% in 2024.

(2)	As permitted under the SERP, Mr. Richey and Ms. Barclay have elected to receive their accumulated benefits in the form of a lump sum cash payment in the event of a change of control.

Defined Contribution Plan. The Company’s Employee Savings Investment Plan (the “Defined Contribution Plan”) is an employee benefit plan under section 401(k) of the Internal Revenue Code, which is offered to substantially all United States employees including the executive officers. The Defined Contribution Plan provides for a Company cash match at a rate of 100% of the contributions by each employee up to 3% of the employee’s eligible compensation, and 50% of any additional contributions by the employee up to 5% of the employee’s eligible compensation, subject to Internal Revenue Code limits. The amounts of the Company’s cash match for the accounts of the executive officers in fiscal years 2013, 2014 and 2015 are listed on page 29 in footnote (5) to the Summary Compensation Table, under the heading “Defined Contribution Savings Plan Company Contributions.”

The Company has no defined contribution or other plan that provides for the deferral of executive compensation on a basis that is not tax-qualified.

EMPLOYMENT AGREEMENTS

The Company entered into employment agreements with Messrs. Richey and Muenster and Ms. Barclay effective on or about November 1, 1999 and subsequently amended from time to time.

The employment agreements provide for a base salary of not less than the executives’ fiscal year 1999 base salaries, as increased in accordance with the Company’s compensation policy, and an annual cash incentive opportunity in accordance with the Performance Compensation Plan and the Incentive Compensation Plan. These executives are entitled to participate in any stock options, restricted stock or performance shares awards and other compensation as the Company’s Human Resources and Compensation Committee shall determine, as well as all employee benefit programs of the Company applicable to senior executives, and the Company will provide certain perquisites, including financial planning, an automobile allowance and club membership.

The agreements currently provide that they will be automatically renewed for successive one year periods unless a six month notice of non-renewal is given by the Company or the executive. However, the Company has the right to terminate the executive’s employment at any time upon thirty days’ notice either with or without Cause, and the executive has the right to resign at any time upon thirty days’ notice. “Cause” is defined in the agreements as the executive’s willful failure to perform his or her duties, disability or incapacity extending for nine consecutive months, willful misconduct, conviction of a felony, breach of any material provision of the employment agreement, or a determination by the Board that the executive has committed fraud, embezzlement, theft or misappropriation against the Company. If the executive’s employment is terminated by the Company other than for Cause, or if the executive terminates his or her employment following certain actions by the Company defined in the agreements as “Good Reason,” the executive will be entitled to receive certain compensation and benefits. “Good Reason” includes the Company’s materially failing to comply with the agreement, materially reducing the executive’s responsibilities or requiring the executive to relocate. In the case of such a termination, the executive will receive for two years: (i) the executive’s base salary and cash incentive (calculated to be no less than the annual percentage of base salary under the cash incentive plans for the last fiscal year prior to termination) paid, at the executive’s election, in either a lump sum on the regularly scheduled payroll date coinciding with or immediately preceding March 15 of the calendar year following the calendar year of termination, or in equal biweekly installments up until the regularly scheduled payroll date coinciding with or immediately preceding March 15 of the year following termination, at which time any balance will be paid in a lump sum, (ii) immediate vesting of outstanding stock options and immediate vesting and payout of any PARS awards whose payout dates have been accelerated, and (iii) continuation of certain employee benefits and perquisites. If the executive’s employment is terminated in connection with a Change of Control (as defined in the agreements), the executive will not receive the foregoing benefits, and will receive instead the benefits payable under the Company’s Severance Plan. See “Potential Payments Upon Termination or Change in Control,” below.

The employment agreements prohibit the executives from disclosing confidential information or trade secrets concerning the Company, and for a period of two years from soliciting employees of the Company and from soliciting customers or distributors of the Company.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Payments/Benefits Upon Change in Control

Severance Plan. The Company has established a Severance Plan (the “Plan”) covering the executive officers. Under the Plan, following an occurrence of a “Change of Control,” as defined in the Plan (see “Other Compensation Elements – Severance Plan” in the Compensation Discussion And Analysis section), each of the executive officers will be entitled to be employed by the Company for a period of three years following the Change of Control, unless terminated earlier in accordance with the Plan. During this employment period the executive officer will: (i) be paid a minimum base salary equal to his or her base salary prior to the Change of Control, (ii) be paid a minimum annual bonus equal to the latest target cash incentive opportunity approved by the Human Resources and Compensation Committee prior to the effective date of the Change of Control (the “Current Cash Incentive Target”), (iii) continue to receive the employee benefits to which he or she was entitled prior to the Change of Control, and (iv) receive annually the value (determined as described under “Incentive Plan Awards” below) of the last LTI awards issued to him or her prior to the Change of Control, which value may be paid either in cash or in publicly traded stock of the entity which acquired the Company in the Change of Control.

If the executive officer’s employment is terminated by the Company during this three-year employment period other than for death, disability or “Cause” as defined in the Plan, or if the executive officer terminates his or her employment during the employment period following certain specified actions by the Company (“Good Reason”), such as materially failing to comply with the provisions of the Plan, a material diminution in his or her authority, duties or responsibilities or base salary, or requiring him or her to relocate, he or she will be entitled to receive, among other things, a cash lump sum equal to the aggregate of: (i) any unpaid current base salary, (ii) a bonus equal to the Current Cash Incentive Target, prorated for a partial year, and (iii) an amount calculated by multiplying two times the sum of the current annual base salary and the Current Cash Incentive Target. In addition, he or she will receive the continuation of his or her employee benefits for two years.

The Company may amend the Plan, but no amendment adverse to the rights of an executive officer under the Plan will be effective unless notice of the amendment has been given by the Company to the executive officer at least one year before a Change of Control occurs.

Incentive Plan Awards. The terms of the Company’s outstanding PARS awards provide that upon a change of control (defined in the awards substantially the same as in the Severance Plan), regardless of whether the officer’s employment terminates, any undistributed portion of the award will be distributed in cash, based on the average trading price of the underlying shares for the last ten trading days prior to the change of control, within 30 days after the change of control occurs.

Payments/Benefits Upon Death or Disability

If the executive officer’s employment were to be terminated because of death or disability, under the executive officer’s employment agreement with the Company the executive officer (or his or her beneficiaries) would receive benefits under the Company’s disability plan or the Company’s life insurance plans, as applicable. In addition, the executive officer’s vested stock options (if any; no stock options are currently outstanding) would remain exercisable for three months in the case of death and for one year in the case of disability.

With respect to outstanding PARS awards, the Committee may, in its sole discretion, make full, pro-rata, or no share distributions, as it may determine, to an executive officer in the event of disability, or to the executive officer’s surviving spouse or beneficiary in the event of death.

Payments/Benefits Upon Termination by the Employee With Good Reason or by the Company Without Cause

The executive officers’ employment agreements provide that if the executive officer’s employment were to be terminated by the Company prior to a Change of Control other than for cause, death or disability or by the executive officer for Good Reason, the Company would be required to continue to pay the executive officer’s base salary and cash incentive for two years following termination; however, the executive officer could elect to receive these payments in lump sums on or about March 15 of the calendar year following the calendar year in which the termination occurs. In addition, certain employee benefits would continue after the termination, the executive officer’s outstanding stock options (if any; no stock options are currently outstanding) would vest and become exercisable, and his or her accelerated but unvested PARS awards would become fully vested and the underlying shares would be distributed, subject to and in accordance with the terms of the applicable Incentive Compensation Plan. These payments and benefits would be conditioned upon the executive officer not soliciting employees, customers or distributors of the Company for a period of two years after termination. In addition, the executive officer would be required to execute the Company’s standard severance agreement and release.

Payments Upon Termination by the Employee Without Good Reason

If the executive officer were to terminate his or her employment without Good Reason, the executive officer would not be entitled to payment of continued compensation or benefits, and all outstanding PARS awards would be forfeited. The Human Resources and Compensation Committee of the Board of Directors could agree, in its discretion, to permit the executive officer to exercise his or her vested stock options (if any; no stock options are currently outstanding) for three months after such termination.

Payments Upon Termination by the Company for Cause

If the executive officer’s employment were to be terminated by the Company for Cause, under the employment agreement the executive officer would not be entitled to payment of continued compensation or benefits, and all outstanding PARS awards would be forfeited. The Human Resources and Compensation Committee of the Board of Directors could agree, in its discretion, to permit the executive officer to exercise his or her vested stock options (if any; no stock options are currently outstanding) for three months after such termination.

Incremental Compensation in the Event of Termination As A Result of Certain Events

The following tables reflect the additional compensation and benefits to be provided to the executive officers of the Company in the event of a termination of employment at, following, or in connection with a Change of Control or for the other listed reasons. The amounts shown assume that the termination was effective as of the close of business on September 30, 2015, the end of the Company’s last fiscal year. The actual amounts to be paid would be determinable only at the time of the actual termination of employment.

Victor L. Richey:

Pay Element	Change in Control		Death	Disability		Termination by Employee for Good Reason or by Employer Without Cause		Termination by Employee Without Good Reason	Termination by Employer for Cause
Cash Compensation:
Base salary	$0		$0	$206,125	(1)	$1,649,000	(2)	$0	$0
Cash incentive	476,294	(3)	0	0		1,100,000	(4)	0	0
Severance payment	2,601,589	(5)	0	0		0		0	0
Total Cash Compensation	$3,077,883		$0	$206,125		$2,749,000		$0	$0

Long-Term Incentive Awards:
Performance accelerated restricted stock:	4,080,645	(6)	0	0		0		0	0
Total Awards	$4,080,645		$0	$0		$0		$0	$0

Total Direct Compensation	$7,158,528		$0	$206,125		$2,749,000		$0	$0

Benefits: (7)
Broad-based benefits	$71,372		$0	$0		$6,217		$0	$0
Retirement benefits	16,127	(8)	0	0		0		0	0
Other executive benefits/perquisites	131,188		0	0		137,251		0	0
Total Benefits	$218,687		$0	$0		$143,468		$0	$0

Total Incremental Compensation	$7,377,215		$0	$206,125		$2,892,468		$0	$0

Gary E. Muenster:

Pay Element	Change in Control		Death	Disability		Termination by Employee for Good Reason or by Employer Without Cause		Termination by Employee Without Good Reason	Termination by Employer for Cause
Cash Compensation:
Base salary	$0		$0	$137,500	(1)	$1,100,000	(2)	$0	$0
Cash incentive	270,416	(3)	0	0		666,000	(4)	0	0
Severance payment	1,640,831	(5)	0	0		0		0	0
Total Cash Compensation	$1,911,247		$0	$137,500		$1,766,000		$0	$0

Long-Term Incentive Awards:
Performance accelerated restricted stock:	1,966,464	(6)	0	0		0		0	0
Total Awards	$1,966,464		$0	$0		$0		$0	$0

Total Direct Compensation	$3,877,711		$0	$137,500		$1,766,000		0	$0

Benefits: (7)
Broad-based benefits	$33,323		$0	$0		$2,776		$0	$0
Retirement benefits	0		0	0		0		0	0
Other executive benefits/perquisites	89,784		0	0		99,149		0	0
Total Benefits	$123,107		$0	$0		$101,925		$0	$0

Total Incremental Compensation	$4,000,818		$0	$137,500		$1,867,925		$0	$0

Alyson S. Barclay:

Pay Element	Change in Control		Death	Disability		Termination by Employee for Good Reason or by Employer Without Cause		Termination by Employee Without Good Reason	Termination by Employer for Cause
Cash Compensation:
Base salary	$0		$0	$81,500	(1)	$652,000	(2)	$0	$0
Cash incentive	128,126	(3)	0	0		320,000	(4)	0	0
Severance payment	908,251	(5)	0	0		0		0	0
Total Cash Compensation	$1,036,377		$0	$81,500		$972,000		$0	$0

Long-Term Incentive Awards:
Performance accelerated restricted stock:	952,822	(6)	0	0		0		0	0
Total Awards	$952,822		$0	$0		$0		$0	$0

Total Direct Compensation	$1,989,199		$0	$81,500		$972,000		$0	$0

Benefits: (7)
Broad-based benefits	$58,908		$0	$0		$6,217		$0	$0
Retirement benefits	137	(8)	0	0		0		0	0
Other executive benefits/perquisites	84,842		0	0		93,808		0	0
Total Benefits	$143,887		$0	$0		$100,025		$0	$0

Total Incremental Compensation	$2,133,086		$0	$81,500		$1,072,025		$0	$0

Footnotes to the Above Three Tables:

(1)	Represents three months’ base salary, which the Company has the discretion to provide to its executive officers in order to cover the waiting period under the Company’s group long-term disability insurance policy.

(2)	As calculated under the terms of the executive officer’s employment agreement. The amount shown represents the annual base salary in effect at September 30, 2015 multiplied by two.

(3)	As calculated under the terms of the Severance Plan. The amount shown is in lieu of any annual cash incentive for fiscal 2015 which would have otherwise been paid except for the termination.

(4)	As calculated under the terms of the executive officer’s employment agreement. The amount shown represents the annual cash incentive target for fiscal 2015 multiplied by two.

(5)	As calculated under the terms of the Severance Plan.

(6)	Represents the value of shares that would be distributed upon the occurrence of a change in control, based on the $35.90 closing price of the Company’s common stock on September 30, 2015, the last day of the Company’s 2015 fiscal year. These amounts would become payable to the executive officer even if the officer’s employment were not terminated in connection with the change in control. See “Payments/Benefits Upon Change in Control – Incentive Plan Awards” on page 33.

(7)	The amounts shown represent the projected cost to continue benefits in accordance with the executive officer’s employment agreement and the provisions of the Severance Plan. Included in Total Benefits are broad-based benefits (health insurance, life and disability premiums), financial planning, automobile, club dues and tax gross-up on club fees. In the case of “Termination by Employee for Good Reason or by Employer Without Cause,” Total Benefits also include an estimated outplacement fee of $15,000.

(8)	As permitted under the SERP, Mr. Richey and Ms. Barclay have elected to receive their accumulated benefits in the form of a lump sum cash payment in the event of a change of control. The amount shown for each executive represents the actuarially determined difference between the value of this lump-sum payment and the discounted present value of the payments the executive would be entitled to receive under a normal retirement at age 65.

*     *     *     *     *

OTHER INFORMATION

AUDIT-RELATED MATTERS

Approval of Audit and Permitted Non-Audit Services

The Audit and Finance Committee has adopted pre-approval policies and procedures requiring that the Committee pre-approve all audit and permitted non-audit services to be provided by the Company’s independent registered public accounting firm. In accordance with this policy, the Committee has pre-approved and has set specific quarterly limitations on fees for the following categories of services: general accounting and SEC consultation, compliance with pertinent legislation, general taxation matters and tax returns. Services which have not received specific pre-approval by the Committee must receive such approval prior to the rendering of the services.

Auditor Fees and Services

The Company has paid the following fees to KPMG LLP, its independent registered public accounting firm, for services rendered for each of the last two fiscal years. All of these fees were pre-approved by the Committee.

	2015	2014
Audit Fees (1)	$987,000	$1,079,000
Audit-Related Fees (2)	0	0
Tax Fees (3)	0	0
All Other Fees	0	0
Total	$987,000	$1,079,000

(1)	Audit Fees primarily represent amounts paid for the audit of the annual financial statements included in the Company’s SEC Form 10-K, reviews of the quarterly financial statements included in the Company’s SEC Forms 10-Q, the performance of a statutory audit for one of the Company’s foreign subsidiaries, and services that are normally provided in connection with statutory and regulatory filings for those fiscal years, including expressing an opinion on the Company’s internal control over financial reporting.

(2)	Audit-Related Fees represent amounts paid for assurance and related services that are reasonably related to the performance of the audit or review of financial statements and which are not included in Audit Fees above.

(3)	Tax Fees represent amounts paid for tax compliance, tax advice and tax planning services.

Report of the Audit and Finance Committee

The Audit and Finance Committee oversees and monitors the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the Company’s system of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the audited financial statements to be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2015, including a discussion of the quality and the acceptability of the Company’s financial reporting practices and the internal controls over financial reporting.

The Committee reviewed with KPMG LLP, the independent registered public accounting firm which is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America, its judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Committee under auditing standards generally accepted in the United States of America. In addition, the Committee discussed with KPMG LLP its independence from management and the Company, including the impact of any non-audit-related services provided to the Company, the matters in that firm’s written disclosures and the letter from KPMG LLP to the Committee pursuant to the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the Audit Committee concerning independence. The Committee also discussed with the independent accountants the matters required to be discussed by the statement on Auditing Standards No. 16, as adopted by the PCAOB (which replaced PCAOB Auditing Standard No. 61).

Further, the Committee discussed with the Company’s internal audit executive and KPMG LLP the overall scope and plans for their respective audits. The Committee meets periodically with the internal audit executive and representatives of the independent accountants, with and without management present, to discuss the results of the examinations, their evaluations of the Company’s internal controls (including internal controls over financial reporting), and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2015 filed with the Securities and Exchange Commission. The Committee also evaluated and reappointed KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2016.

The Audit and Finance Committee

James M. Stolze, Chairman
Vinod M. Khilnani
Robert J. Phillippy
Donald C. Trauscht

SECURITIES OWNERSHIP

Securities Ownership Of Directors and Executive Officers

The following table sets forth certain information with respect to the number of shares beneficially owned by the directors and executive officers of the Company as of the date of this Proxy Statement. For purposes of this table and the following table, the “beneficial ownership” of shares means the power, either alone or shared with one or more other persons, to vote or direct the voting of the shares, and/or to dispose of or direct the disposition of the shares, and includes any shares with respect to which the named person had the right to acquire beneficial ownership within the next 60 days. Unless otherwise noted, each person had the sole voting and dispositive power over the shares listed.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Outstanding Shares (1)
Alyson S. Barclay	78,615	(2)	(3)
Vinod M. Khilnani	5,400		(3)
Gary E. Muenster	152,532	(2)	(3)
Leon J. Olivier	8,366	(4)	(3)
Robert J. Phillippy	6,341	(4)	(3)
Victor L. Richey	260,148	(2)	1.0%
Larry W. Solley	26,950		(3)
James M. Stolze	51,195	(4)	(3)
Donald C. Trauscht	41,200		(3)
All directors and executive officers as a group (9 persons)	630,747		2.4%

(1)	Based on 25,820,250 shares outstanding as of December 4, 2015, the record date for the Meeting.

(2)	Does not include 35,871, 74,042 and 153,653 unvested PARS award units held by Ms. Barclay, Mr. Muenster and Mr. Richey, respectively.

(3)	Less than 1.0%.

(4)	Includes approximately 7,466, 5,441 and 18,395 stock equivalents credited to the deferred compensation accounts of Mr. Olivier, Mr. Phillippy and Mr. Stolze, respectively, under the Compensation Plan for Non-Employee Directors. See “Director Compensation” beginning on page 15. Stock equivalents have been rounded to the nearest whole share.

Securities Ownership of Certain Beneficial Owners

The following table sets forth certain information with respect to each person known by the Company as of the dates set forth in the footnotes below to be deemed, pursuant to applicable SEC regulations, to beneficially own more than five percent of the Company’s outstanding shares. For this purpose, beneficial ownership of shares is determined in accordance with SEC Rule 13d-3 and includes sole or shared voting and/or dispositive power with respect to such shares.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Outstanding Shares (1)
T. Rowe Price Associates, Inc. 100 East Pratt Street, Baltimore, MD 21202	3,149,000	(2)	12.2%
BlackRock, Inc. 40 East 52nd Street, New York, NY 10022	2,229,200	(3)	8.6%
Columbia Wanger Asset Management, LLC 227 West Monroe Street, Suite 3000, Chicago, IL 60606	2,168,763	(4)	8.4%
Vanguard Group, Inc. P.O. Box 2600, V26, Valley Forge, PA 19482	1,909,317	(5)	7.4%
Wellington Management Group LLP 280 Congress Street, Boston, MA 02210	1,695,638	(6)	6.6%
Dimensional Fund Advisors, LP 6300 Bee Cave Road, Building One, Austin, TX 78746	1,439,385	(7)	5.6%

(1)	Based on 25,820,250 shares outstanding as of December 4, 2015, the record date for the Meeting.

(2)	Based on information provided by T. Rowe Price Associates, Inc. (“TRP”), which reported that as of October 31, 2015 it had sole dispositive power over 3,149,000 shares and sole voting power over 678,300 of these shares. TRP has stated that these securities are owned by various individual and institutional investors for which TRP serves as investment adviser. TRP has expressly disclaimed beneficial ownership of any of the reported shares; however, for the purposes of this Proxy Statement it is deemed to be a beneficial owner of these shares.

(3)	Based on information contained in a Schedule 13G filed with the SEC on January 22 2015 by BlackRock, Inc., which reported that as of December 31, 2014 it had sole dispositive power over these shares and sole voting power over 2,161,278 of these shares.

(4)	Based on information provided as of September 30, 2015 by Columbia Wanger Asset Management, LLC (CWAM), which stated that it has shared dispositive power over 2,168,763 shares and shared voting power over 1,990,408 shares as investment advisor to several registered owners, and that as of September 30, 2015 CWAM’s affiliate Columbia Acorn Fund was the registered owner of 1,438,756 of these shares (5.6% of the shares outstanding as of the record date). CWAM has expressly disclaimed beneficial ownership of any of the reported shares; however, for the purposes of this Proxy Statement it is deemed to be a beneficial owner of these shares.

(5)	Based on information provided as of October 31, 2015 by The Vanguard Group, Inc., which has also reported to the SEC on Form 13F that as of September 30, 2015 it owned beneficially, together with its wholly-owned subsidiaries, 1,945,185 shares, of which it held sole investment power over 1,911,172 shares, shared investment power over 34,013 shares, sole voting power over 33,813 shares, and shared voting power over 3,300 shares.

(6)	Based on information contained in a Form 13F filed with the SEC on November 16, 2015 by Wellington Management Group LLP, which reported that it has shared dispositive power over these shares and shared voting power over 1,303,521 of these shares.

(7)	Based on information contained in a Form 13F filed with the SEC on November 13, 2015 by Dimensional Fund Advisors, LP, which reported that as of September 30, 2015 it had shared dispositive power over these shares and sole voting power over 1,380,552 of these shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and persons who own beneficially more than ten percent of any class of equity security of the Company to file with the SEC initial reports of such ownership and reports of changes in such ownership. Officers, directors and such beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended September 30, 2015, all Section 16(a) reports applicable to its officers, directors and greater than ten percent beneficial owners were timely filed.

SHAREHOLDER PROPOSALS

In order for a shareholder of the Company to formally nominate an individual for election as a director or propose other business at a meeting of shareholders, the Company’s Articles of Incorporation require that notice of the nomination or proposal must be given to the Company in advance of the meeting at which the election is to be held. Ordinarily, such notice must be given not less than 60 nor more than 90 days before the meeting; but if the Company gives less than 50 days’ notice or prior public disclosure of the date of the meeting, then the shareholder must give such notice within ten days after notice of the meeting is mailed or other public disclosure of the meeting is made, whichever occurs first.

The required advance notice must include certain additional information regarding both the proponent and any prospective nominee useful to the Company in evaluating and responding to the nomination or proposal, and as to proposals other than nominations, a full description of the proposal, including its text, and a description of any agreements or arrangements between the proponent and any other person in connection with the proposal; all as specified in detail in the Company’s Articles of Incorporation and Bylaws. Any prospective director nominees must also complete a questionnaire regarding the background and qualification of the proposed nominee and any person or entity on whose behalf the nomination is being made, and must represent in writing that the proposed nominee is not, and will not become, a party to any undisclosed voting commitments or compensation arrangements with respect to service as a director, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and stock trading policies and guidelines of the Company.

The Board may reject any nominations or proposals that are not made in accordance with these procedures or that are not a proper subject for shareholder action in accordance with the provisions of applicable law. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.

Shareholders may also recommend director candidates to the Nominating and Corporate Governance Committee for consideration as described under “Nominating and Corporate Governance Committee” on page 14.

The above requirements are in addition to, and are separate from, the requirements of SEC Rule 14a-8 relating to the rights of shareholders to request inclusion of proposals in, or of the Company to omit proposals from, the Company’s proxy statement.. However, solely with respect to a proposal, other than the nomination of directors, that a shareholder proposes to bring before an annual meeting of shareholders, the notice requirements set forth in the Company’s Articles of Incorporation and Bylaws will be deemed satisfied by the shareholder if the shareholder has submitted the proposal to the Company in compliance with Rule 14a-8 and the proposal has been included in the Company’s proxy statement for the meeting.

Proposals of shareholders intended to be presented at the 2017 Annual Meeting must be received by the Company by August 17, 2016 if the proponent wishes to have them included in the Company’s proxy statement and form of proxy relating to that meeting pursuant to SEC Rule 14a-8. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and form of proxy in accordance with SEC regulations governing the solicitation of proxies.

In each case, the notice required to be given to the Company must be directed to the Secretary of the Company, whose address is 9900A Clayton Road, St. Louis, MO 63124-1186. Any shareholder desiring a copy of the Company’s Articles of Incorporation or Bylaws will be furnished one without charge upon written request to the Secretary.

*     *     *     *     *

APPENDIX A

List of Companies included in the Towers Watson Data Services
Survey Report on Top Management Compensation – U.S.
(see “Compensation Consultant and Benchmarking” on page 19)

AAA	Bluestem Brands	Coca-Cola Refreshments
ABX Air	BMW Manufacturing Corporation	College of Saint Benedict/Saint John's University
Acuity	Board of Pensions	College of St. Scholastica
AFLAC	Boddie-Noell Enterprises Inc.	Colsa
AgFirst	Bosch Packaging Services	CommScope
AGL Resources	Boston University	Community Coffee
AIG	Boy Scouts of America	Community Health Network
Alere Health LLC	Boyd Gaming	Community Preservation Corporation
Alfa Laval, Inc.	Bradley	Computer Task Group
Alpha Packaging	Brickman Group	ConnectiCare Capital LLC
Alyeska Pipeline Service	Bridgepoint Education	Corinthian Colleges
American Career College	Briggs and Stratton	Cornell University
American Enterprise	Bristow Group	Cosmopolitan of Las Vegas
American Greetings	Brookdale Senior Living	Country Financial
American Heart Association	Bryant University	Cox Enterprises
American Water Works	Build-A-Bear Workshop	CPS Energy
AmerisourceBergen	CACI International	CTS Corporation
Ameristar Casinos	Caelum Research Corporation	CUNA Mutual
Ames True Temper	California Casualty Management	David C. Cook
Amica Mutual Insurance	California Dental Association	DaVita
Antonio	California Institute of Technology	Decurion Corporation
AOC	Calpine	Delhaize America
APAC Customer Services	Cambia Health Solutions	Department of Defense
Applied Research Associates	CareFirst BlueCross BlueShield	DePaul University
Asahi Kasei Plastics NA Inc.	Carlson	Devry
Ascend Performance Materials	CDM Smith	Dickstein Shapiro
Auto Club Group	Cell Therapeutics	Diebold
Automobile Club of Southern California	CEMEX, Inc.	Doherty Employer Services
Avis Budget Group	Chelan County Public Utility District	Domino's Pizza
Avista	Chicago Transit Authority	DSC Logistics
B Braun Medical	Children's Healthcare of Atlanta	Duke Realty
Bain and Company	Choice Hotels International	Duke University and Health System
Baxter International	CHS	Dyn McDermott
Baylor College of Medicine	Church of Jesus Christ of Latter-Day Saints	E A Sween Company
Baylor Health Care System	CIGNA	Ecova
Beaulieu International Group NV	City of Chicago	Edison Mission Energy
Bemis Manufacturing Company	City of Garland	Education Management
Beneficial Bank	City of Greensboro	Edwards Lifesciences
Bergquist Company	City of Houston	Elizabeth Arden
Berwick Offray	City of Las Vegas	EMCOR Group
BlueCross BlueShield of Louisiana	City of Philadelphia	Emerson Electric
BlueCross BlueShield of South Carolina	ClubCorp Inc.	Emory University
BlueCross BlueShield of Tennessee	CNL Financial Group	Energy Future Holdings
BlueCross of Idaho	Coca-Cola Bottling	Energy Solutions

A-1

Entergy	Graco	Jefferson Science Associates
Environmental Chemical Corporation	Grande Cheese	Johnson Outdoors
Erie Insurance	Great American Insurance	Joint Commission
ESCO Technologies	Greyhound Lines	Judicial Council of California
Etnyre International Ltd.	Grinnell Mutual Reinsurance	K. Hovnanian Companies LLC
Farm Credit Bank of Texas	GuideStone Financial Resources	Kelsey-Seybold Clinic
Farm Credit Foundations	H. E. Butt Grocery	KI, Inc.
Farmland Foods	Harman International Industries	KIK Custom Products
Federal Reserve Bank of Atlanta	Harris Health System	Kingston Technology
Federal Reserve Bank of Boston	Harvard Vanguard Medical Associates	Knape and Vogt Manufacturing Company
Federal Reserve Bank of Chicago	Haynes International	L.L. Bean
Federal Reserve Bank of Cleveland	Hazelden Foundation	Laboratory Corporation of America
Federal Reserve Bank of Dallas	HD Supply	Lake Federal Bank
Federal Reserve Bank of Minneapolis	HDR Inc.	Lake Region Medical
Federal Reserve Bank of Philadelphia	Health Net	Lantech.com
Federal Reserve Bank of St. Louis	Hendrick Medical Center	Layne Christensen
Federal Reserve Board	Hendrickson International	LBrands
FedEx Express	Henry Ford Health Systems	Legal and General America
FedEx Office	Highlights for Children	Leggett and Platt
Ferguson Enterprises	Highway Equipment Company	LGandE and KU Energy
Fermi National Accelerator Laboratory	Hilti Inc.	Lieberman Research Worldwide
Ferro Corporation	Hilton Worldwide	Lighthouse International
First American	Hitachi Computer Products	Littelfuse
First Solar	HNI	Little Lady Foods
Fiserv	HNTB	Lower Colorado River Authority
Fleetwood Group	Hu-Friedy Manufacturing Company, Inc.	LSG Sky Chefs
Flexcon Company Inc.	Hunter Industries	Luck Companies
Flexible Steel Lacing	Huntington Memorial Hospital	Lutron Electronics
Flowserve	ICF International	Magellan Health Services
Fortune Brands Home and Security	IDEX Corporation	Magna Seating
Franklin International	IDEXX Laboratories	Malco Products Inc.
Freeman Dallas	Information Management Service	Manpower
Freeport-McMoRan Copper and Gold	Ingram Industries	ManTech International
Froedtert Hospital	Insperity	MAPFRE USA
G4S Secure Solutions (USA)	Institute for Defense Analyses	Maricopa County Office of Management and Budget
GandK Services	Institute of Electrical and Electronic Engineers (IEEE)	Maricopa Integrated Health System
Gannett	Integra Lifesciences Corporation	Maritz
GENCO	Intertape Polymer Corporation	Marshfield Clinic
General Dynamics Information Technology	Iron Mountain	Maxwell Technologies
Genesis Energy	Irvine	Mayo Clinic
Gentiva Health Services	Ithaca College	McCain Foods USA
Georg Fischer Signet	Ithaka Harbors	McGladrey and Pullen
Georgia Health Sciences Medical Center	Itochu International	Medical College of Wisconsin
Georgia Institute of Technology	J.R. Simplot	MEGTEC Systems
Gibraltar Steel Corporation	Jackson Hewitt	Merit Medical Systems
Godiva Chocolatier	Jacobs Technology	Merrill
GOJO Industries Inc.	JandJ Worldwide Services	Metagenics
Gold Eagle	Jarden	Methodist Hospital System

A-2

MFS Investment Management	Pegasus Solutions	Simpson Housing
MGM Resorts International	Penn State Hershey Medical Center	Sitel
Miami Children's Hospital	PM	SJE-Rhombus
Michael Baker	PMA Companies	SMSC Gaming Enterprise
Mid Atlantic Employer's Assoc	Port of Portland	Snyder's Lance
Mine Safety Appliances	POWER Engineers	Sole Technology, Inc.
Miniature Precision Comps, Inc.	Premera BlueCross	South Jersey Gas
Minneapolis School District	PrInc.ipal Financial Group	Southeastern Freight Lines
Minnesota Management and Budget	Project Management Institute	Southwest Gas
Missouri Department of Conservation	Property Casualty Insurers Association of America	Space Dynamics Laboratory
Missouri Department of Transportation	QBE the Americas	Spectrum Health - Grand Rapids Hospitals
Mitsubishi International	Quality Bicycle Products	St. Cloud Hospital
Molex	Rational Energies	St. Louis County Government
Morinda	Recology	Stampin' Up!
MTS Systems	Regency Centers	Standard Motor Products
MultiPlan	Regions Financial	Staples
Mutual of Omaha	Remedi SeniorCare	State Corporation Commission
National Academies	Renaissance Learning	Steris
National Futures Association	Rexnord Corporation	Stinger Ghaffarian Technologies
National Interstate	Rice University	Stonyfield Farm Inc.
National Louis University	RiceTec	Subaru of Indiana Automotive, Inc.
Nature's Sunshine Products	Rich Products	Syncada
Navy Exchange Enterprise	Ricoh Americas	Taubman Centers
NBH Bank	Ricoh Electronics Inc.	Taylor
NCCI Holdings	Rite - Hite Holding Corporation	TDS Telecom
NCMIC	Riverside Research Institute	Tech Data
Nebraska Medical Center	RLI	Tecolote Research Inc.
Nebraska Public Power District	Rollins	Tele-Consultants
New York Community Bank	RTC	Texas Industries Inc.
NiSource	Salk Institute	TIMET (Titanium Metals Corporation)
Nordam Group	Sally Beauty	TJX Companies
Nordson Corporation	Salt Lake County	Total System Service (TSYS)
Northwestern Memorial Hospital	Salt River Project	Transitions Optical
Norton Health Care	Samuel Roberts Noble Foundation	Travis County
NRG Energy	San Jamar	Treasure Island Resort and Casino
NYU Langone Medical Center	SandC Electric	Tribune
Oerlikon Fairfield	Sazerac Company	Tri-Met
Oglethorpe Power	SCANA	Trinity Consultants Inc.
Old Dominion Electric	SCF Arizona	Trinity Health
Orbital Science Corporation	Schwan's	True Value Company
Oriental Trading Company	Sealy	Tufts Health Plan
Panduit Corporation	Seco Tools Inc.	Turner Broadcasting
Papa John's	Securus Technologies Inc.	UMDNJ-University of Medicine and Dentistry
Parsons Child and Family Center	Seneca Gaming Corporation	Underwriters Laboratories
Patterson Companies	Sentara Healthcare	United Health Care
Pattonair	ServiceMaster Company	United States Steel
Paychex	Shands Health Care	Universal Studios Orlando
Paycor	Sharp Electronics	University Health System
Pearson Group	Simon Property Group Inc.

A-3

University of Akron	URS	Wayne Farms
University of Alabama at Birmingham	USG	Wayne Memorial Hospital
University of Arkansas for Medical Science	UT Southwestern Medical Center	Wellmark BlueCross BlueShield
University of California, Berkeley	Utah Transit Authority	Wells' Dairy
University of Chicago	VACCO Industries	West Bend Mutual Insurance Company
University of Georgia	Vail Resorts Management	West Penn Allegheny Health System
University of Houston	Valero Energy	West Virginia University Hospitals, Inc.
University of Michigan	Valspar	Western University of Health Sciences
University of Notre Dame	Veolia Transportation	Weston Solutions Inc.
University of Pennsylvania	Vesuvius	Wheaton Franciscan Healthcare
University of Rochester	Via Christi Health	Whole Foods Market
University of South Florida	Viejas Enterprises	Wilmer Cutler Pickering Hale and Dorr LLP
University of Southern California	Vi-Jon	Windstream Communications
University of St. Thomas	Vita-Mix Corporation	Winn-Dixie Stores
University of Texas at Austin	W. C. Bradley	Wisconsin Physicians Service Insurance
University of Texas Health Science Center at Houston	Walgreen Company	Wornick Company
University of Texas Health Science Center of San Antonio	Walter Energy	Worthington Industries
University of Wisconsin Medical Foundation	Washington University in St. Louis	Xtek Inc.
University Physicians Inc.	Waste Management	Zimmer
UPS	Wawa

A-4

ESCO TECHNOLOGIES

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Standard time, on February 4, 2016.

Vote by Internet

- Go to **www.investorvote.com/ESE**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board recommends a vote FOR all nominees and FOR Proposals 2 and 3, and AGAINST Proposal 4.

1. Election of Directors:

Nominee	For	Withhold
01 - Leon J. Olivier	☐	☐
02 - Victor L. Richey	☐	☐
03 - James M. Stolze	☐	☐

Proposal	For	Against	Abstain
2. Proposal to ratify independent public accounting firm for fiscal 2016.	☐	☐	☐
3. Say on Pay- An advisory vote on the approval of executive compensation.	☐	☐	☐
4. Shareholder proposal relating to sustainability reporting.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian, or custodian, please give full title. If signing on behalf of an entity, please sign in entity name by authorized officer or other authorized person and give full title.

Date (mm/dd/yyyy) — Please print date below.   /   /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

3 3 D V

027FCB

IMPORTANT ANNUAL MEETING INFORMATION

Vote by Internet
- Go to **www.investorvote.com/ESE**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Shareholder Meeting Notice

Important Notice Regarding the Availability of Proxy Materials for the ESCO Technologies Inc. 2016 Annual Shareholder Meeting to be Held on February 4, 2016

Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual shareholders' meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to shareholders are available at:

www.investorvote.com/ESE

Easy Online Access — A Convenient Way to View Proxy Materials and Vote

When you go online to view materials, you can also vote your shares.

Step 1: Go to **www.investorvote.com/ESE**.
Step 2: Click on the icon on the right to view current meeting materials.
Step 3: Return to the investorvote.com window and follow the instructions on the screen to log in.
Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you want to receive a copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before January 21, 2016 to facilitate timely delivery.

027FEB

Shareholder Meeting Notice

Proposals to be voted on at the meeting are listed below along with the Board of Directors' recommendations.

The Board of Directors recommends a vote FOR all nominees and FOR the following Proposals:

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

You may also vote in person at the Annual Meeting. Please contact the Company at (314) 213-7200 to obtain directions.

Here's how to order a copy of the proxy materials and select a future delivery preference:

Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below.

Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below. If you request an email copy of current materials you will receive an email with a link to the materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials.

→ **Internet** – Go to **www.investorvote.com/ESE** Follow the instructions to log in and order a copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.

→ **Telephone** – Call us free of charge at 1-866-641-4276 and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.

→ **Email** – Send email to investorvote@computershare.com with "Proxy Materials ESCO Technologies Inc." in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings.

To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by January 21, 2016.

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